Exhibit 99.1

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF

INTERVEST BANCSHARES CORPORATION AND SUBSIDIARY

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

Bank of the Ozarks, Inc.

Little Rock, Arkansas:

We have audited the accompanying consolidated balance sheets of Intervest Bancshares Corporation and Subsidiary (the “Company”) as of December 31, 2014 and 2013 and the related consolidated statements of earnings, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2014. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 2014 and 2013, and the consolidated results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2014, in conformity with accounting principles generally accepted in the United States of America.

As disclosed in Note 1 of the consolidated financial statements, the Company completed a merger with Bank of the Ozarks, Inc. on February 10, 2015. Bank of the Ozarks, Inc. is the surviving entity. Our Opinion is not modified with respect to this matter.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2014, based on the criteria established in Internal Control-Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 9, 2015 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/ Hacker, Johnson & Smith, P.A., P.C.

Tampa, Florida

March 9, 2015

Intervest Bancshares Corporation and Subsidiary

Consolidated Balance Sheets

	At December 31,
($ in thousands, except par value)	2014	2013
ASSETS
Cash and due from banks	$109,684	$16,689
Federal funds sold and other short-term investments	3,065	8,011

Total cash and cash equivalents	112,749	24,700
Time deposits with banks	3,395	5,370
Securities available for sale, at estimated fair value	204,832	965
Securities held to maturity (estimated fair value of $378,507 at December 31, 2013)	—	383,937
Federal Reserve Bank and Federal Home Loan Bank stock, at cost	7,723	8,244
Loans receivable (net of allowance for loan losses of $25,204 and $27,833, respectively)	1,107,864	1,099,689
Accrued interest receivable	4,409	4,861
Loan fees receivable	1,987	2,298
Premises and equipment, net	4,414	4,056
Foreclosed real estate (net of valuation allowance of $690 and $2,017, respectively)	2,350	10,669
Deferred income tax asset	13,107	18,362
Other assets	3,131	4,645

Total assets	$1,465,961	$1,567,796

LIABILITIES
Deposits:
Noninterest-bearing demand deposit accounts	$5,869	$5,211
Interest-bearing deposit accounts:
Checking (NOW) accounts	18,533	17,831
Savings accounts	9,929	10,027
Money market accounts	330,454	367,384
Certificate of deposit accounts	805,791	881,779

Total deposit accounts	1,170,576	1,282,232
Long-term debt - subordinated debentures (capital securities)	56,702	56,702
Accrued interest payable on long term debt	61	868
Accrued interest payable on deposits	1,052	1,508
Mortgage escrow funds payable	17,967	18,879
Official checks outstanding	5,227	7,335
Other liabilities	4,805	3,281

Total liabilities	1,256,390	1,370,805

Commitments and contingencies (notes 5, 9 , 16 and 17)
STOCKHOLDERS’ EQUITY
Common stock ($1.00 par value; 62,000,000 shares authorized; 22,022,090 and 21,918,623 shares issued and outstanding, respectively)	22,022	21,919
Additional paid-in-capital, common	86,130	88,043
Unearned compensation on restricted common stock awards	(1,337)	(1,898)
Retained earnings	103,330	88,959
Accumulated other comprehensive loss	(574)	(32)

Total stockholders’ equity	209,571	196,991

Total liabilities and stockholders’ equity	$1,465,961	$1,567,796

See accompanying notes to consolidated financial statements.

Intervest Bancshares Corporation and Subsidiary

Consolidated Statements of Earnings

	Year Ended December 31,
($ in thousands, except per share data)	2014	2013	2012
INTEREST AND DIVIDEND INCOME
Loans receivable	$58,327	$59,074	$69,679
Securities	4,373	4,473	7,559
Other interest-earning assets	59	69	46

Total interest and dividend income	62,759	63,616	77,284

INTEREST EXPENSE
Deposits	18,369	25,430	35,831
Subordinated debentures - capital securities	1,578	1,679	1,848
FHLB advances and all other borrowed funds	—	1	388

Total interest expense	19,947	27,110	38,067

Net interest and dividend income	42,812	36,506	39,217
Credit for loan losses	(2,500)	(550)	—

Net interest and dividend income after credit for loan losses	45,312	37,056	39,217

NONINTEREST INCOME
Income from the early repayment of mortgage loans	4,267	2,590	5,134
Income from mortgage lending activities	1,170	1,467	1,169
Customer service fees	385	372	473
Impairment write downs on investment securities	—	(964)	(582)
Gains from sales of securities available for sale	301	1,481	—

Total noninterest income	6,123	4,946	6,194

NONINTEREST EXPENSES
Salaries and employee benefits	9,023	7,458	7,122
Stock compensation for employees and directors	1,335	823	1,194
Occupancy and equipment, net	2,134	2,184	2,059
FDIC insurance	909	1,451	2,352
Professional fees and services	2,725	1,407	1,576
General insurance	602	618	579
Data processing	427	355	370
Director and committee fees	410	353	413
Stationery, printing, supplies, postage and delivery	288	287	266
Real estate activities expense (income), net	773	(836)	2,146
Provision for real estate losses	300	1,105	4,068
Loss on early extinguishment of debt	—	—	177
All other	635	648	560

Total noninterest expenses	19,561	15,853	22,882

Earnings before provision for income taxes	31,874	26,149	22,529
Provision for income taxes	14,199	11,655	10,307

Net earnings	17,675	14,494	12,222
Preferred stock dividend requirements and discount amortization	—	1,057	1,801

Net earnings available to common stockholders	$17,675	$13,437	$10,421

Basic earnings per common share	$0.80	$0.61	$0.48
Diluted earnings per common share	$0.80	$0.61	$0.48
Cash dividends per common share	$0.15	$—	$—

See accompanying notes to consolidated financial statements.

Intervest Bancshares Corporation and Subsidiary

Consolidated Statements of Comprehensive Income

	Year Ended December 31,
($ in thousands)	2014	2013	2012
Net earnings	$17,675	$14,494	$12,222
Other Comprehensive Loss:
Securities available for sale:
Net unrealized loss arising from transfer from held to maturity	(2,201)	(56)	—
Net unrealized holding gain arising during the period	1,546	—	—
Reclassification for net gain on sales included in net income	(301)	—	—

Net unrealized loss on securities available for sale	(956)	(56)	—
Benefit for income taxes related to net unrealized loss	414	24	—

Other comprehensive loss, net of tax	(542)	(32)	—

Total comprehensive income	$17,133	$14,462	$12,222

See accompanying notes to consolidated financial statements.

Intervest Bancshares Corporation and Subsidiary

Consolidated Statements of Changes in Stockholders’ Equity

	Year Ended December 31,
($ in thousands)	2014	2013	2012
PREFERRED STOCK
Balance at beginning of year	$—	$25	$25
Repurchase and redemption of preferred stock	—	(25)	—

Balance at end of year	—	—	25

ADDITIONAL PAID-IN-CAPITAL, PREFERRED
Balance at beginning of year	—	24,975	24,975
Repurchase and redemption of preferred stock	—	(24,975)	—

Balance at end of year	—	—	24,975

PREFERRED STOCK DISCOUNT
Balance at beginning of year	—	(376)	(762)
Amortization of preferred stock discount	—	376	386

Balance at end of year	—	—	(376)

COMMON STOCK
Balance at beginning of year	21,919	21,590	21,125
Issuance of 92,000, 466,200 and 465,400 shares of restricted stock	92	466	466
Issuance of 16,667, 17,267 and 100 shares upon exercise of stock options	16	17	—
Forfeitures of 5,200, 154,433 and 1,200 shares of restricted stock	(5)	(154)	(1)

Balance at end of year	22,022	21,919	21,590

ADDITIONAL PAID-IN-CAPITAL, COMMON
Balance at beginning of year	88,043	85,726	84,765
Issuance of shares of restricted stock	612	1,999	884
Issuance of shares upon exercise of stock options	37	44	—
Forfeitures of shares of restricted stock	(17)	(348)	(2)
Excess income tax benefit from vesting of restricted stock and exercise of stock options	327	579	—
Compensation expense related to stock option awards	20	43	79
Repurchase and cancelation of stock warrant	(2,892)	—	—

Balance at end of year	86,130	88,043	85,726

UNEARNED COMPENSATION - RESTRICTED COMMON STOCK
Balance at beginning of year	(1,898)	(715)	(483)
Issuance of 92,000, 466,200 and 465,400 shares of restricted stock	(704)	(2,465)	(1,350)
Amortization of unearned compensation to stock compensation expense	1,265	1,282	1,118

Balance at end of year	(1,337)	(1,898)	(715)

RETAINED EARNINGS
Balance at beginning of year	88,959	79,722	67,886
Net earnings	17,675	14,494	12,222
Cash dividends declared and paid on common stock	(3,304)	—	—
Cash dividends declared and paid on preferred stock	—	(5,068)	—
Discount from repurchase of preferred stock	—	187	—
Preferred stock discount amortization	—	(376)	(386)

Balance at end of year	103,330	88,959	79,722

ACCUMULATED OTHER COMPREHENSIVE LOSS
Balance at beginning of year	(32)	—	—
Net change in accumulated other comprehensive loss, net of tax	(542)	(32)	—

Balance at end of year	(574)	(32)	—

Total stockholders’ equity at end of year	$209,571	$196,991	$210,947

Total preferred stockholder’s equity at end of year	$—	$—	$24,624
Total common stockholders’ equity at end of year	209,571	196,991	186,323

Total stockholders’ equity at end of year	$209,571	$196,991	$210,947

RECONCILIATION OF COMMON SHARES OUTSTANDING
Total shares outstanding at beginning of year	21,918,623	21,589,589	21,125,289
Issuance of shares upon exercise of stock options	16,667	17,267	100
Issuance (forfeitures) of shares of restricted stock, net	86,800	311,767	464,200

Total common shares outstanding at end of year	22,022,090	21,918,623	21,589,589

See accompanying notes to consolidated financial statements.

Intervest Bancshares Corporation and Subsidiary

Consolidated Statements of Cash Flows

	Year Ended December 31,
($ in thousands)	2014	2013	2012
OPERATING ACTIVITIES
Net earnings	$17,675	$14,494	$12,222
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	290	353	345
(Credit) provisions for loan and real estate losses	(2,200)	555	4,068
Deferred income tax expense	5,669	10,896	9,602
Stock compensation expense	1,335	823	1,194
Amortization of deferred debenture offering costs	37	37	37
Amortization of premiums (accretion) of discounts and deferred loan fees, net	(435)	635	395
Net gains from sales of securities available for sale	(301)	(1,481)	—
Impairment writedowns on investment securities	—	964	582
Net (gains) losses from sales of or transfers of loans to foreclosed real estate	(203)	(963)	93
Net loss from early extinguishment of debt	—	—	177
Net decrease in loan fees receivable	311	810	1,080
Net (decrease) increase in accrued interest payable on borrowed funds	(807)	(5,360)	1,867
Net (decrease) increase in official checks outstanding	(2,108)	332	2,003
Net change in all other assets and liabilities	4,270	8,507	3,506

Net cash provided by operating activities	23,533	30,602	37,171

INVESTING ACTIVITIES
Maturities (purchases) of time deposits with banks, net	1,975	(200)	(3,700)
Purchases of securities available for sale	(1,053)	(21)	(1,000)
Proceeds from sale of securities available for sale	130,825	4,050	—
Repayments of securities available for sale	16,847	—	—
Purchases of securities held to maturity	(34,752)	(76,124)	(438,671)
Maturities and calls of securities held to maturity	66,394	130,209	692,193
Redemptions (purchases) of FRB and FHLB stock, net	521	(93)	1,098
(Originations) repayments of loans receivable, net	(5,431)	(20,007)	53,643
Proceeds from sales of foreclosed real estate	8,222	4,912	8,749
Purchases of premises and equipment	(648)	(531)	(119)

Net cash provided by investing activities	182,900	42,195	312,193

FINANCING ACTIVITIES
Net decrease in deposits	(111,656)	(80,387)	(299,405)
Net (decrease) increase in mortgage escrow funds payable	(912)	1,136	(1,927)
Net decrease in FHLB advances - original terms of more than 3 months	—	—	(17,500)
Repurchase and redemption of preferred stock	—	(24,813)	—
Cash dividends paid to preferred stockholders	—	(5,068)	—
Repurchase of common stock warrant from U.S. Treasury	(2,892)	—	—
Cash dividends paid to common stock stockholders	(3,304)	—	—
Proceeds from issuance of common stock upon exercise of stock options	53	61	—
Excess tax benefit from exercise of stock options and vesting of restricted stock	327	579	—

Net cash used in financing activities	(118,384)	(108,492)	(318,832)

Net increase (decrease) in cash and cash equivalents	88,049	(35,695)	30,532
Cash and cash equivalents at beginning of year	24,700	60,395	29,863

Cash and cash equivalents at end of year	$112,749	$24,700	$60,395

SUPPLEMENTAL DISCLOSURES
Cash paid for interest	$21,173	$33,304	$37,503
Cash paid for income taxes, net	6,923	940	734
Loans transferred to foreclosed real estate	—	3,040	4,689
Loans originated to finance sales of foreclosed real estate	—	3,240	4,134
Preferred stock dividend requirements and amortization of related discount	—	1,801	1,801
Securities held to maturity transferred to securities available for sale	351,587	2,569	—
Net change in unrealized loss on securities available for sale	(542)	—	—

See accompanying notes to consolidated financial statements.

Intervest Bancshares Corporation and Subsidiary

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014, 2013 and 2012

1.	Description of Business and Summary of Significant Accounting Policies

Intervest Bancshares Corporation (IBC) is a bank holding company incorporated in 1993 under the laws of the State of Delaware and its common stock trades on the Nasdaq Global Select Market under the symbol IBCA. IBC is the parent company of Intervest National Bank (INB) and IBC owns 100% of its capital stock. IBC’s primary purpose is the ownership of INB. It does not engage in any other business activities other than, from time to time, a limited amount of real estate mortgage lending, including the participation in loans originated by INB. IBC also may issue debt and equity securities as needed to raise funds for working capital purposes.

IBC also owns 100% of the capital stock of four statutory business trusts (Intervest Statutory Trust II, III, IV and V, the “Trusts”), all of which are unconsolidated entities for financial statement purposes. The Trusts do not conduct business and were formed prior to 2006 for the sole purpose of issuing and administering trust preferred securities and lending the proceeds to IBC.

References to “we,” “us” and “our” in this report refer to IBC and INB on a consolidated basis, unless otherwise specified. The offices of IBC and INB’s headquarters and full-service banking office are located on the entire fourth floor of One Rockefeller Plaza in New York City, New York, 10020-2002. The main telephone number is 212-218-2800.

Our business is banking and real estate lending conducted through INB’s operations. INB is a nationally chartered commercial bank that opened for business on April 1, 1999 and accounts for 99% of our consolidated assets. In addition to its headquarters and full-service banking office in Rockefeller Plaza in New York City, INB has a total of six full-service banking offices in Pinellas County, Florida — four in Clearwater, one in Clearwater Beach and one in South Pasadena. INB also has an ownership interest in a number of limited liability companies whose sole purpose is to own title to real estate that INB may acquire through foreclosure. INB conducts a personalized commercial and consumer banking business that attracts deposits from the general public. It also provides internet banking services through its web site www.intervestnatbank.com. INB solicits deposit accounts from individuals, small businesses and professional firms located throughout its primary market areas in New York and Florida through the offering of a variety of deposit products and providing online and telephone banking. INB’s web site also attracts deposit customers from both within and outside its primary market areas. INB uses these deposits, together with funds generated from its operations, principal repayments of loans and securities and other sources, to originate mortgage loans secured by commercial and multifamily real estate and to purchase investment securities.

Merger

On February 10, 2015, Bank of the Ozarks, Inc. (“Ozarks”) completed its acquisition of IBC and INB, pursuant to a previously announced definitive agreement and plan of merger dated July 31, 2014 (the “Merger Agreement”) whereby IBC merged with and into Ozarks and INB merged with and into Ozark’s wholly-owned bank subsidiary, Bank of the Ozarks (the “Bank”), effective February 10, 2015.

Pursuant to the terms of the Merger Agreement and after the satisfaction of all the conditions of closing, each share of IBC’s common stock issued and outstanding immediately prior to the closing of the merger was converted into the right to receive 0.3014 of a share of Ozark’s common stock. For each fractional share that would have otherwise been issued, Ozarks paid cash in an amount equal to such fraction of a share multiplied by $33.88, which was the average closing sale price of Ozark’s common stock, as quoted on the NASDAQ Global Select Market, for the ten consecutive trading days ending on February 3, 2015. As a result of the closing of the merger, Ozarks delivered approximately 6.6 million shares of common stock to former holders of IBC common stock.

Intervest Bancshares Corporation and Subsidiary

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014, 2013 and 2012

1.	Description of Business and Summary of Significant Accounting Policies, Continued

Principles of Consolidation, Basis of Presentation and Use of Estimates

The consolidated financial statements in this report (which may also be referred to as “financial statements” throughout this report) include the accounts of IBC and its subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation. Certain reclassifications have been made to prior year amounts to conform to the current year’s presentation. Our accounting and reporting policies conform to Generally Accepted Accounting Principles (“GAAP”) and to general practices within the banking industry.

In preparing the consolidated financial statements, we are required to make estimates and assumptions that affect the reported amounts of our assets, liabilities and disclosure of our contingent liabilities as of the date of the consolidated financial statements, and revenues and expenses during the reporting periods. Actual results could differ from those estimates. Estimates that are particularly susceptible to significant change currently relate to the determination of our allowance for loan losses, valuation allowance for real estate losses, other than temporary impairment assessments of our security investments and the need for and amount of a valuation allowance for our deferred tax asset. These estimates involve a higher degree of complexity and subjectivity and require assumptions about highly uncertain matters.

Cash Equivalents

For purposes of reporting cash flows, our cash equivalents include cash and balances due from banks, federal funds sold (generally sold for one-day periods) and other short-term investments that have maturities of three months or less from the time of purchase.

Securities

General. Investments in debt securities for which we have the ability and intent to hold until maturity are classified as held to maturity (“HTM”) and are carried at cost, adjusted for accretion of discounts and amortization of premiums, which are recognized into interest income using the effective interest method over their contractual lives. Securities that are held for indefinite periods of time which we intend to use as part of our asset/liability management strategy, or that may be sold in response to changes in interest rates or other factors, are classified as available for sale (“AFS”) and are carried at fair value. Unrealized gains and losses on securities available for sale, net of related income taxes, are reported as a separate component of comprehensive income. Realized gains and losses from sales of securities are determined using the specific identification method. We do not purchase securities for the purpose of engaging in trading activities.

Impairment. We evaluate our security investments for other than temporary impairment (“OTTI”) at least quarterly or more frequently when conditions warrant such evaluation. Impairment is assessed at the individual security level. We consider an investment security to be impaired if, after a review of available evidence, the full collection of our principal investment and interest over the life of the security is no longer probable. The assessment for and the amount of impairment requires the exercise of considerable judgment by us and is entirely an estimate and not a precise determination.

Our impairment evaluation process considers factors such as the expected cash flows of the security, severity, length of time and anticipated recovery period of the cash shortfalls, recent events specific to the issuer, including investment downgrades by rating agencies and current and anticipated economic and regulatory conditions of its industry, and the issuer’s financial condition, capital strength and near-term prospects. We also consider our intent and ability to retain the security for a period of time sufficient to allow for a recovery in fair value, or until maturity.

Intervest Bancshares Corporation and Subsidiary

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014, 2013 and 2012

1.	Description of Business and Summary of Significant Accounting Policies, Continued

Securities, Continued

Among the factors that we consider in determining our intent and ability to retain the security is a review of our capital adequacy, interest rate risk position and liquidity. If it is deemed that OTTI has occurred, the security is written down to a new cost basis and the resulting loss is charged to earnings as a component of noninterest income.

INB is a member of the Federal Home Loan Bank of New York (FHLB) and Federal Reserve Bank of New York (FRB) and is required hold a certain level capital stock of each entity based on various criteria. These investments are carried at cost and are also periodically reviewed for OTTI.

Loans Receivable

General. Loans for which we have the intent and ability to hold for the foreseeable future or until maturity or satisfaction are carried at their outstanding principal net of chargeoffs, the allowance for loan losses, unamortized discounts and deferred loan fees or costs. Loan origination and commitment fees, net of certain costs, are deferred and amortized to interest income as an adjustment to the yield of the related loans over the contractual life of the loans using the interest method. When a loan is paid off or sold, or if a commitment expires unexercised, any unamortized net deferred amount is credited or charged to earnings.

Loans are placed on nonaccrual status when principal or interest becomes 90 days or more past due or earlier in certain cases unless the loan is well secured and in the process of collection. Past due status is based on contractual terms of the loan. When a loan is placed on nonaccrual status, all interest accrued but not collected is reversed against interest income and amortization of net deferred fee income is discontinued. Interest payments received on loans in nonaccrual status are recognized as income on a cash basis unless future collections of principal are doubtful, in which case the payments received are applied as a reduction of principal.

Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured. For loans that have been partially charged off, if the remaining book balance of the loan is deemed fully collectible, interest income is recognized on a cash basis but limited to that which would have been accrued on the recorded balance at the contractual rate. Any cash interest received over this limit is recorded as recoveries of prior charge offs until these chargeoffs have been fully recovered.

Segments. We consider our loan portfolio to be comprised of two segments - (i) real estate loans (which is comprised of loans secured by commercial real estate and multifamily (5 or more units) real estate, loans secured by vacant land and loans secured by 1-4 family real estate) and (ii) all other loans (which is comprised of personal and business loans, both secured and unsecured). Each segment has different risk characteristics and methodologies for assessing risk.

Commercial and multifamily real estate loans are generally considered to have more credit risk than traditional single family residential loans because these loans tend to involve larger loan balances and their repayment is typically dependent upon the successful operation and management of the underlying real estate. Included in this category are loans we originate on vacant or substantially vacant properties and owner-occupied properties, all of which typically have limited or no income streams and depend upon other sources of cash flow from the borrower for repayment, which add an additional element of risk. Our land loans normally have no income streams and depend upon other sources of cash flow from the borrower for repayment. Our 1-4 family loans consist almost entirely of loans secured by individual condominium dwelling units. We normally make these loans to investors who purchase multiple condo units that remain unsold after a condo conversion or the unsold units in a new condo development. The units are normally rented for a number of years until the economy improves and the units can be sold as was the original intention. Nearly all of these loans are in our Florida market. Although these loans are classified necessarily as loans secured by 1-4 family real estate as required by regulatory guidance, they are underwritten in accordance with our multifamily underwriting policies and their risk characteristics are essentially the same as our multifamily real estate lending and we risk weight them for regulatory capital purposes at 100%. All the above loans require ongoing evaluation and monitoring since they may be affected to a greater degree by adverse conditions in the real estate markets or the economy or changes in government regulation.

Intervest Bancshares Corporation and Subsidiary

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014, 2013 and 2012

1.	Description of Business and Summary of Significant Accounting Policies, Continued

Loans Receivable, Continued

Our real estate loans typically provide for periodic payments of interest and principal during the term of the loan, with the remaining principal balance and any accrued interest due at the maturity date. Most of these loans provide for balloon payments at maturity, which means that a substantial part of or the entire original principal amount is due in one lump sum payment at maturity. If the net revenue from the property is not sufficient to make all debt service payments due on the loan or, if at maturity or the due date of any balloon payment, the owner of the property fails to raise the funds (through refinancing the loan, sale of the property or otherwise) to make the lump sum payment, we could sustain a loss on our loan. As part of our written policies for real estate loans, loan-to-value ratios (the ratio that the original principal amount of the loan bears to the lower of the purchase price or appraised value of the property securing the loan at the time of origination) on loans originated by us typically do not exceed 80% and in practice, rarely exceed 75%. Debt service coverage ratios (the ratio of the net operating income generated by the property securing the loan to the required debt service) on multi-family and commercial real estate loans originated typically are not less than 1.2 times. As noted earlier, we may originate mortgage loans on vacant or substantially vacant properties and vacant land for which there is limited or no cash flow being generated by the operation of the underlying real estate. We may also require personal guarantees from the principals of our borrowers as additional security, although loans are often originated on a limited recourse basis. In originating loans, we consider the ability of the net operating income generated by the real estate to support the debt service, the financial resources, income level and managerial expertise of the borrower, the marketability of the property and our lending experience with the borrower. Our loans are not insured or guaranteed by governmental agencies. In the event of a default, our ability to recover our investment is dependent upon the market value of the mortgaged property.

The “all other loans” segment is comprised of a small number of business and consumer loans that are extended for various purposes, including lines of credit, personal loans, and personal loans collateralized by deposit accounts. Repayment of consumer loans is primarily dependent on the personal income of the borrowers, which can be impacted by economic conditions in their market areas such as unemployment levels. Loans to businesses and consumers are extended after a credit evaluation, including the creditworthiness of the borrower, the purpose of the credit, and the secondary source of repayment. Risk is mitigated somewhat by the fact that the loans are of smaller individual amounts.

Risk Ratings. We categorize our loans into various risk categories (discussed below) based on an individual analysis of each loan’s quantitative factors and other relevant information, including: an analysis of the underlying collateral’s appraised value and its actual cash flows, with emphasis on projected or normalized cash flows in cases where the collateral currently has no or inadequate cash flows to service the debt; the ability of the borrowers to service their debt from other sources, including whether they have personally guaranteed the loan and the strength of that guaranty, which takes into account a review of their current personal financial information; credit and loan underwriting documentation; and other available pertinent information about the borrower or the collateral, such as an annual property inspection. All of our loans are assigned a risk grade upon based on the timely review, interpretation of and conclusions on the above data as received by us.

Loans are normally classified as pass credits until they become past due or management becomes aware of deterioration in cash flows and or the credit worthiness of the collateral or the borrower based on the information we collect and monitor. All of our pass-rated loans our generally reviewed annually to determine if they are appropriately classified. Loans rated substandard or special mention are reviewed at least quarterly or more often in some cases to determine if they are appropriately classified. Further, during the renewal process of any maturing loan, as well as if any loan becomes past due, the loan’s risk rating is also reviewed for appropriateness.

Our internally assigned risk grades and a general summary of the factors that determine the ratings follow.

Intervest Bancshares Corporation and Subsidiary

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014, 2013 and 2012

1.	Description of Business and Summary of Significant Accounting Policies, Continued

Loans Receivable, Continued

Pass – Loan is normally current and its primary source of repayment is satisfactory, with secondary sources adequate and very likely to be realized if necessary. This category also contains loans where the underlying collateral is not producing cash flows or is producing in-adequate cash flows to service the loan’s required payments (such as in cases where the collateral is a vacant or substantially vacant building or land) and such payments are being made by the borrower’s other sources of funds. In many cases, the borrower or its principals has guaranteed the loan and or deposited escrow funds with us to cover the loan’s contractual payments for a portion of the loan term.

Special Mention – Loan is normally current but has one or more potential weaknesses that deserve close attention. If left uncorrected, these potential weaknesses may result in the deterioration of the loan’s repayment prospects or our credit position at some future date.

Substandard – Loan is inadequately protected by the current worth and paying capacity of the borrower or of the underlying collateral. Such loans have a well-defined weakness or weaknesses that jeopardize the full repayment of the loan. These loans have the distinct possibility that we will sustain some loss if the deficiencies are not corrected.

Doubtful – Loan has all the weaknesses inherent in one classified substandard with the added characteristics that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

Loss – Loan is considered uncollectible and of such little value that continuance as an asset is not warranted. This classification does not mean that the asset has absolutely no recovery or salvage value, but rather it is not practical or desirable to defer writing off this basically worthless asset even though partial recovery may be occur in the future.

Restructured Loans (TDRs). A TDR is a loan that we have restructured, for economic or legal reasons related to a borrower’s financial difficulties, and for which we have granted certain concessions to the borrower that we would not otherwise have considered. In order to be considered a TDR, we must conclude that the restructuring was to a borrower who is experiencing financial difficulties and the restructured loan constitutes a “concession”. We define a concession as a modification of existing terms granted to a borrower for economic or legal reasons related to the borrower’s financial difficulties. Concessions include modifying the original loan terms to reduce or defer cash payments required as part of the loan agreement, including but not limited to: a reduction of the stated interest rate for the remaining original life of the debt; an extension of the maturity date or dates at an interest rate lower than the current market rate for new debt with similar risk characteristics, a reduction of the face amount or maturity amount of the debt, or a reduction of accrued interest owed on the debt. A loan that is extended or renewed at a stated interest rate equal to the current interest rate for a new loan originated by us with similar risk is not reported as a TDR.

In determining whether the borrower is experiencing financial difficulties, we consider, among other things, whether the borrower is in default on its existing loan, or is in an economic position where it is probable the borrower will be in default on its loan in the foreseeable future without a modification, including whether, without the modification, the borrower cannot obtain sufficient funds from other sources at an effective interest rate equal to the current market rate for similar debt for a non-troubled debtor. TDR loans are reviewed for specific impairment in accordance with our allowance for loan loss methodology with respect to impaired loans. A TDR that is on nonaccrual status is returned to an accrual status if ultimate collectability of the entire contractual principal is assured and the borrower has demonstrated satisfactory payment performance either before or after the restructuring, usually consisting of a six-month period.

Impaired Loans. Loans are deemed to be impaired when, based upon current information and events, it is probable that we will be unable to collect both principal and interest due according to the loan’s contractual terms. We consider a variety of factors in determining whether a loan is impaired, including (i) any notice from the borrower that the borrower will be unable to repay all principal and interest amounts contractually due under the loan agreement, (ii) any delinquency in the principal and/or interest payments other than minimal delays or shortfalls in payments, and (iii) other information known by us that would indicate the full repayment of principal and interest is not probable.

Intervest Bancshares Corporation and Subsidiary

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014, 2013 and 2012

1.	Description of Business and Summary of Significant Accounting Policies, Continued

Loans Receivable, Continued

We generally consider delinquencies of 60 days or less to be minimal delays, and accordingly we do not consider such delinquent loans to be impaired in the absence of other indications. Our impaired loans normally consist of loans on nonaccrual status and TDRs. Generally, impairment for all of our impaired loans is calculated on a loan-by-loan basis using either the estimated fair value of the loan’s collateral less estimated selling costs (for collateral dependent loans) or the present value of the loan’s cash flows (for non-collateral dependent loans). Any calculated impairment is recognized as a valuation allowance within the overall allowance for loan losses and a charge through the provision for loan losses. We may charge off any portion of the impaired loan with a corresponding decrease to the valuation allowance when such impairment is deemed uncollectible and confirmed as a loss. The net carrying amount of an impaired loan (net of the valuation allowance) does not at any time exceed the recorded investment in the loan.

Allowance for Loan Losses and Loan Chargeoffs

The allowance for loan losses, which includes a valuation allowance for impaired loans, is netted against loans receivable and is increased by provisions charged to earnings and decreased by chargeoffs (net of recoveries). The adequacy of the allowance is evaluated at least quarterly with consideration given to various factors beginning with our historical lending loss rate for each major loan type (exclusive of the impact of any transaction that is unusual and deemed not reflective of normal charge-off history).

The historical loss rate is then adjusted either upward or downward based on a review of the following qualitative factors and their estimated impact to the historical loss rate: (i) the size of our loans; (ii) concentrations of our loans; (iii) changes in the quality of our review of specific problem loans, including loans on nonaccrual status, and estimates of fair value of the underlying properties; (iv) changes in the volume of our past due loans, nonaccrual loans and adversely classified assets. (iv) specific problem loans and estimates of fair value of the related collateral; (v) adverse situations which may affect our borrowers’ ability to repay; (vi) changes in national, regional and local economic and business conditions and other developments that may affect the collectability of our loan portfolio, including impacts of political, regulatory, legal and competitive changes on the portfolio; (vii) changes to our lending policies and procedures, underwriting standards, risk selection (loan volumes and loan terms) and to our collection, loan chargeoff and recovery practices; and (viii) changes in the experience, ability and depth of our lending management and other relevant staff.

We fully or partially charge off an impaired loan when such amount has been deemed uncollectible and confirmed as a loss. In the case of impaired collateral dependent loans, we normally charge-off the portion of the loan’s recorded investment that exceeds the appraised value (net of estimated selling costs) of its underlying collateral. The remaining portion of the valuation allowance that we have provided and maintain on all of our impaired loans for the difference between the net appraised value and our internal estimate of fair value of the collateral is charged off only when such amount has been confirmed as a loss, either through the receipt of future appraisals or through our quarterly evaluation of the factors described below.

Consistent with regulatory guidance, we normally maintain a specific valuation allowance on each of our impaired loans. We believe it is prudent to do so because the process of estimating real estate values is imprecise and subject to changing market conditions which could cause fluctuations in estimated values. Estimates are subjective in nature, involve uncertainties and matters of significant judgment and therefore, cannot be determined with precision. Changes in any of the market assumptions could cause fair value estimates to deviate substantially. Furthermore, commercial real estate markets and national and local economic conditions remain weak; unemployment rates and vacancy rates in retail and office properties continue to be high; and the timing of the resolution of impaired loans in many cases remains uncertain, which increases the negative impact to the portfolio from further declines in real estate values.

Intervest Bancshares Corporation and Subsidiary

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014, 2013 and 2012

1.	Description of Business and Summary of Significant Accounting Policies, Continued

Allowance for Loan Losses and Loan Chargeoffs, Continued

Regulatory guidelines require that the appraised value of collateral should be used as a starting point for determining its estimated fair value. An institution should also consider other factors and events in the environment that may affect the current fair value of the collateral since the appraisal was performed. The institution’s experience with whether the appraised values of impaired collateral-dependent loans are actually realized should also be taken into account. In addition, the timing of when the cash flows are expected to be received from the underlying collateral could affect the fair value of the collateral if the timing was not contemplated in the appraisal. The consideration of all the above generally results in the appraised value of the collateral being greater than the institution’s estimate of the collateral’s fair value, less estimated costs to sell. As a consequence, an institution may necessarily still have a specific reserve on an impaired loan (whether or not a charge off has been taken) for the amount by which the institution’s estimated fair value of the collateral, less estimated costs to sell, is believed to be lower than its appraised value. As a result, we maintain a specific valuation allowance on all of our impaired loans for the reasons described above.

We estimate the fair value of the properties that collateralize our impaired loans based on a variety of information, including third party appraisals and our management’s judgment of other factors. Our internal policy is to obtain externally prepared appraisals as follows (i) for all impaired loans; (ii) for all restructured or renewed loans; (iii) upon classification or downgrade of a loan; (iv) upon completion of foreclosure and acquisition of the collateral property; and at least annually thereafter for all impaired and substandard rated loans and real estate owned through foreclosure.

In addition, we also consider the knowledge and experience of our two senior lending officers (our Chairman and INB’s President) and INB’s Chief Credit Officer related to values of properties in our lending markets. They take into account various information, including: discussions with real estate brokers and interested buyers, local and national real estate market data provided by third parties; the consideration of the type, condition, location, demand for and occupancy of the specific collateral property and current economic and real estate market conditions in the area the property is located in assessing our internal estimates of fair value.

Our regulators, as an integral part of their examination process, also periodically review our allowances for loan and real estate losses. Accordingly, we may be required to take chargeoffs and/or recognize additions to these allowances based on the regulators’ judgment concerning information available to them during their examination. There were no changes to our methodology for the allowance for loan loss during the reporting periods in this report.

Premises and Equipment

Land is carried at cost. Buildings, leasehold improvements and furniture, fixtures and equipment are carried at cost, less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful life of the asset. Leasehold improvements are amortized using the straight-line method over the terms of the related leases, or the useful life of the asset, whichever is shorter. Maintenance, repairs and minor improvements are expensed as incurred, while major improvements are capitalized.

Deferred Debenture Offering Costs

Costs relating to offerings of our debentures consisting primarily of underwriters’ commissions are amortized over the life of the debentures. At December 31, 2014 and 2013, these costs totaled approximately $0.7 million, net of accumulated amortization of $0.4 million.

Foreclosed Real Estate and Valuation Allowance for Real Estate Losses

Real estate that we acquire through loan foreclosure or similar proceedings is held for sale. At the time we acquire the property, the related loan is transferred from the loan portfolio to foreclosed real estate at the estimated fair value of the property less estimated selling costs. Such amount becomes the new cost basis of the property. Adjustments made to reduce the carrying value at the time of transfer are charged to the allowance for loan losses.

Intervest Bancshares Corporation and Subsidiary

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014, 2013 and 2012

1.	Description of Business and Summary of Significant Accounting Policies, Continued

Foreclosed Real Estate and Valuation Allowance for Real Estate Losses, Continued

We may periodically adjust the carrying values of the real estate to reflect decreases in its estimated fair value through a charge to earnings (recorded as a provision for real estate losses) and an increase to the valuation allowance for real estate losses. As the properties are sold, the valuation allowance associated with the property, if any, is charged off. We determine the estimated fair value of foreclosed real estate at least quarterly by performing market valuations of the properties, which normally consist of obtaining externally prepared appraisals at least annually for every property, as well as performing reviews of economic and real estate market conditions in the local area where the property is located, including taking into consideration discussions with real estate brokers and interested buyers, in order to determine if a valuation allowance is needed to reflect any decrease in the estimated fair value of the property since acquisition.

Revenue and expenses from the operations of foreclosed real estate are included in the caption “Real Estate Activities” in the consolidated statements of earnings. This line item is comprised of real estate taxes, repairs and maintenance, insurance, utilities, legal fees and other charges (net of any rental income earned from the operation of the property) that are required in protecting our interest in real estate acquired through foreclosure and various properties collateralizing our nonaccrual loans.

Stock-Based Compensation

We recognize the cost of our employee and director services received in exchange for awards of our equity instruments (which are in the form of restricted stock, stock options and cash-settled stock appreciation rights or “SARs”) that vest over time based on the grant-date fair value of the awards. The fair value of restricted stock grants is based on the closing market value of our common stock as reported on the Nasdaq Stock Market on the grant date. The fair value of options and SARs is estimated using the Black-Scholes option-pricing model based on various inputs and assumptions that are described in note 13. Compensation cost, or the grant-date fair value of the awards, related to equity awards is recognized on a straight-line basis over the requisite service period, which is normally the vesting period of the grants.

For SARs only, fair value is re-measured at the end of each reporting period and amortized as compensation cost over the remaining requisite service period less amounts previously recognized. The SARs represent liability-classified awards that are re-measured to reflect their fair value at each reporting period. After the requisite service period is completed, the SAR’s fair value continues to be re-measured each reporting period until settlement and any increase/decrease in the fair value is immediately recognized as an increase/decrease to our reported stock compensation expense. Upon cash-settlement of a SAR, stock compensation expense is trued-up to equal the SAR’s intrinsic cash value on the date of settlement.

Stock-based compensation associated with equity awards is recorded as stock compensation expense in the statement of earnings and a corresponding increase to stockholders’ equity as additional paid-in capital for amounts related to restricted stock and stock options, and corresponding increase to accrued stock compensation payable for amounts related to the SARs, which is reported as part of our “other liabilities” in our balance sheet.

For any excess income tax benefit associated with the vesting of restricted common stock awards and the exercise of stock option awards (calculated as the difference between the fair market value of the stock at the vesting date versus the grant date in the case of stock awards and the difference between the fair market value of the stock at the exercise date versus the exercise price per share in the case of options, multiplied by our effective income tax rate) is recorded as decrease to our income taxes payable and an increase in stockholders’ equity as paid-in capital.

Advertising Costs

Advertising costs are expensed as incurred and amounted to $39,000 in 2014, $23,000 in 2013 and $17,000 in 2012.

Intervest Bancshares Corporation and Subsidiary

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014, 2013 and 2012

1.	Description of Business and Summary of Significant Accounting Policies, Continued

Income Taxes

Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to our taxable income or loss. Deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates, applicable to future years, to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income tax expense in the period that includes the enactment date.

Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized. Certain tax benefits attributable to stock options, restricted stock and warrants are credited to additional paid-in-capital. Accruals of interest and penalties related to unrecognized tax benefits are recognized in income tax expense.

Uncertain tax positions are recognized if it is more likely (a likelihood of more than 50 percent) than not that the tax position will be realized or sustained upon examination. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management’s judgment. At December 31, 2014, we were not aware of any uncertain tax positions that would have a material effect on our financial statements.

Earnings Per Common Share

Basic earnings per common share is calculated by dividing net earnings available to common stockholders by the weighted-average number of shares of all common stock outstanding during the reporting period. Unvested restricted stock is deemed to be issued and outstanding. Diluted earnings per common share is calculated by dividing net earnings available to common stockholders by the weighted-average number of shares of common stock and dilutive potential common stock shares that may be outstanding in the future. Potential common stock shares consist of shares that may arise from outstanding dilutive common stock warrants and options (the number of which is computed using the “treasury stock method”).

When applying the treasury stock method, we add: the assumed proceeds from stock option and warrant exercises; the tax benefit that would have been credited to additional paid-in capital assuming exercise of non-qualified stock options and warrants and the unamortized compensation costs related to unvested shares of stock options and warrants. We then divide this sum by our average stock price for the period to calculate shares assumed to be repurchased. The excess of the number of shares issuable over the number of shares assumed to be repurchased is added to basic weighted average common shares to calculate diluted earnings per common share.

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net earnings. However, certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the stockholders’ equity section of the consolidated balance sheet, such items along with net earnings, are components of comprehensive income.

Off-Balance Sheet Financial Instruments

We enter into off-balance sheet financial instruments consisting of commitments to extend credit, unused lines of credit and from time to time standby letters of credit. Such financial instruments are recorded in the consolidated financial statements when they are funded or related fees are received.

Intervest Bancshares Corporation and Subsidiary

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014, 2013 and 2012

1.	Description of Business and Summary of Significant Accounting Policies, Continued

Recent Accounting Standards Update

In January 2014, the FASB issued ASU 2014-04, “Receivables-Troubled Debt Restructurings by Creditors (Subtopic 310-40): Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure”, which is intended to clarify when a creditor should be considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan such that the loan should be derecognized and the real estate recognized. These amendments clarify that an in substance repossession or foreclosure occurs, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan, upon either: (a) the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure; or (b) the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. Additional disclosures are required. The amendments are effective for us beginning January 1, 2015.

In June 2014, FASB issued ASU 2014-11, “Transfers and Servicing—Repurchase-to-Maturity Transactions, Repurchase Financings, and Disclosures.” ASU 2014-11 requires, among other things, two accounting changes. First, the amendments in this update change the accounting for repurchase-to-maturity transactions to secured borrowing accounting. Second, for repurchase financing arrangements, the amendments require separate accounting for a transfer of a financial asset executed contemporaneously with a repurchase agreement with the same counterparty, which will result in secured borrowing accounting for the repurchase agreement. ASU 2014-11 is effective for the first interim or annual period beginning after December 15, 2014. The adoption of this guidance is not expected to have any impact on our financial statements.

In June 2014, FASB issued ASU 2014-12, “Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period.” ASU 2014-12 requires, among other things, that a performance target that affects vesting and could be achieved after the requisite service period be treated as a performance condition. As such, the performance target should not be reflected in estimating the grant-date fair value of the award. ASU 2014-12 is effective for annual reporting periods beginning after December 15, 2015, with early adoption permitted. The adoption of this guidance is not expected to have any impact on our financial statements.

Intervest Bancshares Corporation and Subsidiary

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014, 2013 and 2012

2.	Securities Held to Maturity and Available for Sale

During the quarter ended September 30, 2014, INB’s entire portfolio of securities held to maturity (with a then carrying value of $351.6 million and estimated fair value of $349.4 million) was transferred to the available-for-sale category in order to provide additional flexibility in executing INB’s asset and liability management strategies. At December 31, 2014, we had no securities classified as held to maturity. Due to the above transfer, INB cannot classify its securities as held to maturity until after September 2016.

The carrying value (estimated fair value) and amortized cost of securities available for sale are as follows as of the dates indicated:

($ in thousands)	Number of Securities	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	Wtd-Avg Yield	Wtd-Avg Expected Life	Wtd-Avg Remaining Maturity
At December 31, 2014
U.S. government agencies (1)	94	$147,166	$55	$1,431	$145,790	1.10%	3.1 Yrs	3.6 Yrs
Residential mortgage-backed (2)	58	57,105	464	65	57,504	1.82%	4.5 Yrs	13.3 Yrs
State and municipal	1	529	—	2	527	1.25%	2.2 Yrs	2.2 Yrs

	153	204,800	519	1,498	203,821	1.30%	3.4 Yrs	6.3 Yrs
Mutual fund investment (3)	1	1,044	—	33	1,011

	154	$205,844	$519	$1,531	$204,832

At December 31, 2013

Mutual fund investment (3)	1	$1,021	—	$56	$965

The carrying value (amortized cost) and estimated fair value of securities held to maturity are as follows:

($ in thousands)	Number of Securities	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	Wtd-Avg Yield	Wtd-Avg Expected Life	Wtd-Avg Remaining Maturity
At December 31, 2013
U.S. government agencies (1)	161	$305,906	$410	$4,947	$301,369	0.94%	3.0 Yrs	3.8 Yrs
Residential mortgage-backed (2)	57	77,500	130	1,017	76,613	1.79%	4.3 Yrs	14.7 Yrs
State and municipal	1	531	—	6	525	1.25%	3.2 Yrs	3.3 Yrs

	219	$383,937	$540	$5,970	$378,507	1.11%	3.3Yrs	6.0 Yrs

(1)	Consisted of debt obligations of U.S. government sponsored agencies (GSEs)—Federal Home Loan Bank (FHLB), Federal Farm Credit Bank (FFCB), Federal National Mortgage Association (FNMA) and Federal Home Loan Mortgage Corporation (FHLMC), which are federally chartered corporations privately owned by shareholders. GSE securities carry no explicit U.S. government guarantee of creditworthiness. Neither principal nor interest payments are guaranteed by the U.S. government nor do they not constitute a debt or obligation of the U.S. government or any of its agencies or instrumentalities other than the applicable GSE. FNMA and FHLMC are under U.S. government conservatorship.
(2)	At December 31, 2014, consisted of $10.5 million of Government National Mortgage Association (GNMA) pass-through certificates, $35.2 million of FNMA participation certificates and $11.4 million of FHLMC participation certificates, compared to $13.6 million, $45.6 million and $18.3 million, respectively, at December 31, 2013. The GNMA pass-through certificates are guaranteed as to the payment of principal and interest by the full faith and credit of the U.S. government while the FNMA and FHLMC certificates have an implied guarantee by such agency as to principal and interest payments.
(3)	The investment represented 93,885 shares at December 31, 2014 and 91,683 shares at December 31, 2013, of an intermediate bond fund that holds securities that are deemed to be qualified under the Community Reinvestment Act.

All of our investments in debt securities were investment grade rated. The securities had either fixed interest rates or had predetermined scheduled interest rate increases and nearly all had call or prepayment features that allow the issuer to repay all or a portion of the security at par before its stated maturity without penalty. In general, as interest rates rise, the estimated fair value of fixed-rate securities will decrease; as interest rates fall, their value will increase. We generally view changes in fair value caused by changes in interest rates as temporary, which is consistent with our experience. The estimated fair values of securities disclosed in this footnote were obtained from a third-party pricing service that used Level 2 inputs for debt securities and Level 1 inputs for equity securities.

Intervest Bancshares Corporation and Subsidiary

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014, 2013 and 2012

2.	Securities Held to Maturity and Available for Sale, Continued

The estimated fair values of securities with gross unrealized losses segregated between securities that have been in a continuous unrealized loss position for less than twelve months at the respective dates and those that have been in a continuous unrealized loss position for twelve months or longer are summarized as follows:

($ in thousands)	Number of Securities	Less Than Twelve Months		Twelve Months or Longer		Total
		Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses
At December 31, 2014
U.S. government agencies	81	$36,192	$104	$99,484	$1,327	$135,676	$1,431
Residential mortgage-backed	16	14,796	23	3,352	42	18,148	65
State and municipal	1	527	2	—	—	527	2
Mutual fund investment	1	—	—	1.011	33	1,011	33

	99	$51,515	$129	$103,847	$1,402	$155,362	$1,531

At December 31, 2013
U.S. government agencies	130	$233,930	$4,791	$7,344	$156	$241,274	$4,947
Residential mortgage-backed	41	48,862	987	3,284	30	52,146	1,017
State and municipal	1	525	6	—	—	525	6

	172	$283,317	$5,784	$10,628	$186	$293,945	$5,970

The following table is a summary of our investments in debt securities at December 31, 2014 by remaining period to contractual maturity (ignoring earlier call dates, if any). The amounts reported in the table also did not consider the effects of possible prepayments or unscheduled repayments. Accordingly, actual maturities may differ from contractual maturities shown in the table.

($ in thousands)	Estimated Fair Value	Amortized Cost	Wtd-Avg Yield
Due in one year or less	$—	$—	0.00%
Due after one year through five years	141,347	142,596	1.09
Due after five years through ten years	23,636	23,657	1.74
Due after ten years	38,838	38,547	1.80

	$203,821	$204,800	1.30%

The table below provides a cumulative roll forward of credit losses recognized on securities held to maturity for the periods indicated.

	For the Year Ended December 31,
($ in thousands)	2014	2013	2012
Balance at beginning of year	$—	$4,233	$3,651
Additional credit losses on debt securities for which OTTI was previously recognized	—	964	582

Balance at end of year	$—	$5,197	$4,233

In December 2013, INB no longer had the intention or ability to hold its then impaired corporate security investments to maturity (due to their non-investment grade status as well as a new regulatory rule (the “Volcker Rule” issued by federal regulators in December 2013 pursuant to the Dodd-Frank Act) that likely would have required INB to sell the securities). Consequently, the securities were transferred to available for sale from HTM and subsequently sold in December 2013.

The table below provides information ($ in thousands) regarding the corporate securities as of the date of sale.

Original Cost Basis	Cumulative Cash Payments Applied to Cost	Cumulative OTTI Charges	Net Carrying Value	Net Proceeds from Sale	Net Gain on Sale
$8,029	$(263)	$(5,197)	$2,569	$4,050	$1,481

During 2014, proceeds from periodic sales of securities available for sale totaled $131 million, resulting in net realized gains totaling $0.3 million.

Intervest Bancshares Corporation and Subsidiary

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014, 2013 and 2012

3.	Loans Receivable

Major classifications of loans receivable are summarized as follows:

	At December 31, 2014		At December 31, 2013
($ in thousands)	# of Loans	Amount	# of Loans	Amount
Loans Secured By Real Estate:
Commercial loans	411	$882,361	394	$838,766
Multifamily loans	130	183,909	138	210,270
One to four family loans	18	59,682	20	72,064
Land loans	6	9,819	5	9,178

	565	1,135,771	557	1,130,278

All Other Loans:
Business loans	17	940	19	1,061
Consumer loans	7	141	12	211

	24	1,081	31	1,272

Loans receivable, gross	589	1,136,852	588	1,131,550
Deferred loan fees		(3,784)		(4,028)

Loans receivable, net of deferred fees		1,133,068		1,127,522
Allowance for loan losses		(25,204)		(27,833)

Loans receivable, net		$1,107,864		$1,099,689

Loans 90 days past due and still accruing interest - At December 31, 2014, there were two loans totaling $3.8 million, compared to three loans totaling $4.1 million at December 31, 2013. These loans had matured and were in the process of being extended as of those dates. The borrowers were making the required monthly loan payments.

Loans on nonaccrual status - At December 31, 2014 and 2013, there were $25.3 million and $35.9 million of loans, respectively, on nonaccrual status, which included restructured loans (or “TDRs”) of $20.0 million and $33.2 million, respectively.

TDRs on accrual status - At December 31, 2014 and 2013, there were $19.3 million and $13.5 million of TDR loans, respectively, classified as accruing TDRs.

All of our nonaccrual loans and TDR loans were considered impaired loans. At December 31, 2014 and 2013, we also had one performing and accruing loan that was classified as impaired with an outstanding principal balance of $7.6 million and $7.8 million at each date, respectively.

The tables below summarize certain information regarding our impaired loans as follows:

($ in thousands)	Recorded Investment by State (1)								Specific Valuation Allowance (2)	Total Unpaid Principal (3)	# of Loans
At December 31, 2014 Type	NY	FL	VA	GA	CT	OH	SD	Total
Retail	$8,094	$9,005	$7,625	$—	$2,294	$—	$—	$27,218	$2,429	$31,119	6
Office Building	—	14,153	—	8,521	—	—	—	22,674	1,897	22,674	3
Multifamily	—	838	—	—	—	—	—	838	251	838	1
Land	—	—	—	—	—	—	1,485	1,485	151	1,485	1

Totals	$8,094	$23,996	$7,625	$8,521	$2,494	$—	$1,485	$52,215	$4,728	$56,116	11

($ in thousands)	Recorded Investment by State (1)								Specific Valuation Allowance (2)	Total Unpaid Principal (3)	# of Loans
At December 31, 2013 Type	NY	FL	VA	GA	CT	OH	SD	Total
Retail	$8,223	$9,005	$7,828	$—	$2,719	$1,000	$—	$28,775	$3,052	$36,216	7
Office Building	—	14,937	—	8,695	—	—	—	23,632	1,947	23,632	3
Multifamily	—	3,128	—	—	—	—	—	3,128	594	3,128	2
Land	—	—	—	—	—	—	1,625	1,625	500	1,625	1

Totals	$8,223	$27,070	$7,828	$8,695	$2,719	$1,000	$1,625	$57,160	$6,093	$64,601	13

(1)	Represents unpaid principal less partial principal charge offs and interest received and applied as a reduction of principal in certain cases.
(2)	Represents a specific valuation allowance against the recorded investment, which is included as part of our overall allowance for loan losses. All impaired loans at the dates indicated in the table had a specific valuation allowance.
(3)	Represents contractual unpaid principal balance (shown for informational purposes only). The borrowers are obligated to pay such amounts. However, the ultimate collection by us of such amounts in this column is not assured.

Intervest Bancshares Corporation and Subsidiary

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014, 2013 and 2012

3.	Loans Receivable, Continued

Other information related to our impaired loans is summarized as follows:

	For the Year Ended December 31,
($ in thousands)	2014	2013	2012
Average recorded investment in nonaccrual loans	$29,050	$40,345	$52,199
Total cash basis interest income recognized on nonaccrual loans	1,621	2,265	2,660

Average recorded investment in accruing TDR loans	20,305	13,918	12,289
Total interest income recognized on accruing TDR loans under modified terms	836	734	739

Age analysis of our loan portfolio by segment at December 31, 2014 is summarized as follows:

($ in thousands)	Total Portfolio	Current	Past Due 31-59 Days	Past Due 60-89 Days	Past Due 90 or more Days	Total Past Due	Total Classified Nonaccrual
Accruing Loans:
Commercial real estate	$857,102	$850,758	$4,974	$280	$1,090	$6,344	$—
Multifamily	183,909	178,543	3,348	—	2,018	5,366	—
One to four family	59,682	55,210	4,472	—	—	4,472	—
Land	9,819	6,319	—	3,500	—	3,500	—
All other	1,081	1,081	—	—	—	—	—

Total accruing loans	1,111,593	1,091,911	12,794	3,780	3,108	19,682	—

Nonaccrual Loans (1):
Commercial real estate	25,259	20,020	—	—	5,239	5,239	25,259

Total nonaccrual loans	25,259	20,020	—	—	5,239	5,239	25,259

Total loans	$1,136,852	$1,111,931	$12,794	$3,780	$8,347	$24,921	$25,259

Age analysis of our loan portfolio by segment at December 31, 2013 is summarized as follows:

($ in thousands)	Total Portfolio	Current	Past Due 31-59 Days	Past Due 60-89 Days	Past Due 90 or more Days	Total Past Due	Total Classified Nonaccrual
Accruing Loans:
Commercial real estate	$802,863	$796,980	$1,796	$—	$4,087	$5,883	$—
Multifamily	210,270	209,426	844	—	—	844	—
One to four family	72,064	72,064	—	—	—	—	—
Land	9,178	9,178	—	—	—	—	—
All other	1,272	1,271	1	—	—	1	—

Total accruing loans	1,095,647	1,088,919	2,641	—	4,087	6,728	—

Nonaccrual Loans (1):
Commercial real estate	35,903	35,903	—	—	—	—	35,903

Total nonaccrual loans	35,903	35,903	—	—	—	—	35,903

Total loans	$1,131,550	$1,124,822	$2,641	$—	$4,087	$6,728	$35,903

(1)	The amount of nonaccrual loans in the current column included $20.0 million of TDRs at December 31, 2014 and $33.2 million of TDRs at December 31, 2013 for which payments were being made in accordance with their restructured terms, but the loans were maintained on nonaccrual status in accordance with regulatory guidance. The remaining portion at both dates was comprised of certain paying loans classified nonaccrual due to concerns regarding the borrowers’ ability to continue making payments. Interest income from loan payments on all loans in nonaccrual status is recognized on a cash basis, provided the remaining principal balance is deemed collectible.

Intervest Bancshares Corporation and Subsidiary

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014, 2013 and 2012

3.	Loans Receivable, Continued

Information regarding the credit quality of the loan portfolio based on our internally assigned grades follows:

($ in thousands)	Pass	Special Mention	Substandard (1)	Total
At December 31, 2014
Commercial real estate	$828,556	$2,216	$51,589	$882,361
Multifamily	180,267	2,353	1,289	183,909
One to four family	59,682	—	—	59,682
Land	9,819	—	—	9,819
All other	1,081	—	—	1,081

Total loans	$1,079,405	$4,569	$52,878	$1,136,852

Allocation of allowance for loan losses	$20,499	$140	$4,565	$25,204

At December 31, 2013
Commercial real estate	$772,900	$3,522	$62,344	$838,766
Multifamily	204,298	2,369	3,603	210,270
One to four family	72,064	—	—	72,064
Land	7,553	—	1,625	9,178
All other	1,272	—	—	1,272

Total loans	$1,058,087	$5,891	$67,572	$1,131,550

Allocation of allowance for loan losses	$20,720	$169	$6,944	$27,833

(1)	Substandard loans consisted of $25.3 million of nonaccrual loans, $17.4 million of accruing TDRs and $10.2 million of other performing loans at December 31, 2014, compared to $35.9 million of nonaccrual loans, $13.1 million of accruing TDRs and $18.6 million of other performing loans at December 31, 2013. At December 31, 2014, we also had two accruing TDRs totaling $1.9 million which was rated pass. At December 31, 2013, we had one accruing TDR for $0.4 million which was rated pass.

The geographic distribution of the loan portfolio by state follows:

($ in thousands)	At December 31, 2014		At December 31, 2013
	Amount	% of Total	Amount	% of Total
New York	$613,223	53.9%	$670,052	59.3%
Florida	334,571	29.4	321,812	28.4
North Carolina	28,136	2.5	22,611	2.0
Georgia	24,068	2.1	18,799	1.7
New Jersey	10,966	1.0	15,650	1.4
Pennsylvania	13,042	1.2	16,898	1.5
Virginia	13,006	1.1	11,491	1.0
South Carolina	11,363	1.0	9,223	0.8
Kentucky	8,365	0.8	11,930	1.1
Ohio	6,992	0.6	4,703	0.4
Tennessee	6,648	0.6	5,843	0.5
Connecticut	14,206	1.3	8,429	0.7
Massachusetts	5,973	0.6	—	—
Texas	5,660	0.5	—	—
Michigan	5,431	0.5	5,599	0.5
Utah	5,084	0.4	—	—
Arizona	5,073	0.4	—	—
West Virginia	4,431	0.4	—	—
Indiana	5,008	0.4	2,820	0.2
Illinois	3,589	0.3	—	—
Wisconsin	3,326	0.3	1,790	0.1
California	2,729	0.2	—	—
All other states	5,962	0.5	3,900	0.4

	$1,136,852	100.0%	$1,131,550	100.0%

Information regarding loans commercial real estate restructured during 2014 and 2013 is as follows:

	Number of Loans	Recorded Investment
($ in thousands)		Pre-Modification	Post-Modification
In 2014 – extended maturity date/reduction in interest rate	1	$2,665	$2,665
In 2013 – extended maturity date	2	$9,159	$9,159

Intervest Bancshares Corporation and Subsidiary

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014, 2013 and 2012

3.	Loans Receivable, Continued

The distribution of TDRs by accruing versus non-accruing, by loan type and by geographic distribution follows:

($ in thousands)	At December 31, 2014	At December 31, 2013
Performing – nonaccrual status	$20,020	$33,184
Nonperforming – nonaccrual status	5,239	—
Performing – accrual status	19,331	13,429

	$44,590	$46,613

Commercial real estate	$42,266	$41,860
Multifamily	839	3,128
Land	1,485	1,625

	$44,590	$46,613

New York	$8,094	$8,223
Florida	23,996	27,070
Georgia	8,521	8,695
Connecticut	2,494	—
Ohio	—	1,000
South Dakota	1,485	1,625

	$44,590	$46,613

4.	Allowance for Loan Losses

Activity in the allowance for loan losses by loan type for the periods indicated follows:

($ in thousands)	Commercial Real Estate	Multifamily	One to Four Family	Land	All Other	Total
Balance at December 31, 2011	$19,156	$8,848	$332	$2,069	$10	$30,415

Loan chargeoffs	(2,588)	(564)	—	—	—	(3,152)
Loan recoveries	507	333	—	—	—	840
Provision (credit) for loan losses	1,976	(1,736)	788	(1,026)	(2)	—

Balance at December 31, 2012	$19,051	$6,881	$1,120	$1,043	$8	$28,103

Loan chargeoffs	(1,932)	(6)	—	—	—	(1,938)
Loan recoveries	1,053	682	—	483	—	2,218
Provision (credit) for loan losses	231	(2,460)	1,897	(218)	—	(550)

Balance at December 31, 2013	$18,403	$5,097	$3,017	$1,308	$8	$27,833

Loan chargeoffs	(485)	—	—	—	—	(485)
Loan recoveries	342	14	—	—	—	356
Provision (credit) for loan losses	(461)	(1,033)	(708)	(297)	(1)	(2,500)

Balance at December 31, 2014	$17,799	$4,078	$2,309	$1,011	$7	$25,204

The following table sets forth the balances of our loans receivable by segment and impairment evaluation and the allowance for loan losses associated with such loans at December 31, 2014.

($ in thousands)	Commercial Real Estate	Multifamily	One to Four Family	Land	All Other	Total
Loans:
Individually evaluated for impairment	$49,892	$838	$—	$1,485	$—	$52,215
Collectively evaluated for impairment	832,469	183,071	59,682	8,334	1,081	1,084,637

Total loans	$882,361	$183,909	$59,682	$9,819	$1,081	$1,136,852

Allowance for loan losses:
Individually evaluated for impairment	$4,326	$251	$—	$151	$—	$4,728
Collectively evaluated for impairment	13,473	3,827	2,309	860	7	20,476

Total allowance for loan losses	$17,799	$4,078	$2,309	$1,011	$7	$25,204

Intervest Bancshares Corporation and Subsidiary

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014, 2013 and 2012

4.	Allowance for Loan Losses, Continued

The following table sets forth the balances of our loans receivable by segment and impairment evaluation and the allowance for loan losses associated with such loans at December 31, 2013.

($ in thousands)	Commercial Real Estate	Multifamily	One to Four Family	Land	All Other	Total
Loans:
Individually evaluated for impairment	$52,407	$3,128	$—	$1,625	$—	$57,160
Collectively evaluated for impairment	786,359	207,142	72,064	7,553	1,272	1,074,390

Total loans	$838,766	$210,270	$72,064	$9,178	$1,272	$1,131,550

Allowance for loan losses:
Individually evaluated for impairment	$4,999	$594	$—	$500	$—	$6,093
Collectively evaluated for impairment	13,404	4,503	3,017	808	8	21,740

Total allowance for loan losses	$18,403	$5,097	$3,017	$1,308	$8	$27,833

5.	Premises and Equipment, Lease Commitments, Rental Expense and Sublease Income

Premises and equipment is as follows:

	At December 31,
($ in thousands)	2014	2013
Land	$1,264	$1,264
Buildings	5,728	5,214
Leasehold improvements	381	1,786
Furniture, fixtures and equipment	1,677	1,713

Total cost	9,050	9,977
Less accumulated depreciation and amortization	(4,636)	(5,921)

Net book value	$4,414	$4,056

The offices of IBC and INB’s headquarters and full-service banking office are located in leased premises on the entire fourth floor of One Rockefeller Plaza in New York City, with such lease expiring in March 2024. In addition, INB leases its Belcher Road and Mandalay Avenue branch offices in Florida, with such leases expiring in September 2022 and January 2016, respectively. All the leases above contain operating escalation clauses related to taxes and operating costs based upon various criteria and are accounted for as operating leases. INB owns all of its remaining offices in Florida and also leases a portion of the space in its office buildings in Florida that is not used for banking operations to other companies under leases that have expiration dates at various times through August 2017.

Depreciation and amortization of premises and equipment is reflected as a component of noninterest expense in the consolidated statements of earnings and amounted to $0.3 million in 2014, and $0.4 million in 2013 and 2012.

Future minimum annual lease payments and sublease income due under non-cancelable leases at December 31, 2014 are as follows:

	Minimum Rentals
($ in thousands)	Lease Expense (1)	Sublease Income (2)
In 2015	$1,569	$329
In 2016	1,506	300
In 2017	1,504	178
In 2018	1,507	—
In 2019	1,594	—
Thereafter	6,720	—

	$14,400	$807

(1)	Rent expense under operating leases aggregated to $1.6 million in 2014, $1.6 million in 2013 and $1.5 million in 2012.
(2)	Rent income aggregated to $0.4 million in 2014, 2013 and 2012.

Intervest Bancshares Corporation and Subsidiary

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014, 2013 and 2012

6.	Foreclosed Real Estate and Valuation Allowance for Real Estate Losses

Real estate acquired through foreclosure by property type is summarized as follows:

	At December 31, 2014		At December 31, 2013
($ in thousands)	# of Properties	Amount (1)	# of Properties	Amount (1)
Commercial real estate	1	$2,350	2	$3,984
Multifamily	—	—	1	6,685

Real estate acquired through foreclosure	1	$2,350	3	$10,669

(1)	Reported net of any associated valuation allowance.

Activity in the valuation allowance for real estate losses is as follows:

	For the Year Ended December 31,
($ in thousands)	2014	2013	2012
Valuation allowance at beginning of year	$2,017	$5,339	$6,037
Provision for real estate losses charged to expense	300	1,105	4,068
Real estate chargeoffs:
Commercial real estate	(824)	(256)	(2,280)
Multifamily	(803)	(3,157)	—
Land	—	(1,014)	(2,486)

Total real estate chargeoffs	(1,627)	(4,427)	(4,766)

Valuation allowance at end of year	$690	$2,017	$5,339

7.	Deposits

Scheduled maturities of certificates of deposit accounts (CDs) are as follows:

	At December 31, 2014		At December 31, 2013
($ in thousands)	Amount	Wtd-Avg Stated Rate	Amount	Wtd-Avg Stated Rate
Within one year	$249,626	1.44%	$307,122	1.97%
Over one to two years	214,033	1.68	167,323	1.92
Over two to three years	159,713	1.96	170,956	1.92
Over three to four years	122,320	1.99	106,700	2.50
Over four years	60,099	1.95	129,678	2.06

	$805,791	1.73%	$881,779	2.03%

CDs of $100,000 or more totaled $449 million at December 31, 2014 and $473 million at December 31, 2013 and included brokered CDs of $68 million and $91 million, respectively. At December 31, 2014, all CDs of $100,000 or more (inclusive of brokered CDs) by remaining maturity were as follows: $107 million due within one year; $125 million due over one to two years; $102 million due over two to three years; $76 million due over three to four years; and $39 million due thereafter. At December 31, 2014, brokered CDs had a weighted average rate of 2.43% and their remaining maturities were as follows: $5 million due within one year; $13 million due over one to two years; $29 million due over two to three years; $14 million due over three to four years and $7 million due over four years.

Interest expense on deposit accounts is as follows:

	For the Year Ended December 31,
($ in thousands)	2014	2013	2012
Interest checking accounts	$73	$65	$65
Savings accounts	30	29	34
Money market accounts	1,424	1,530	2,142
Certificates of deposit accounts	16,842	23,806	33,590

	$18,369	$25,430	$35,831

We have deposit accounts from affiliated companies, our directors, our executive officers and members of their immediate families and related business interests of approximately $4.2 million at December 31, 2014 and $3.7 million at December 31, 2013.

Intervest Bancshares Corporation and Subsidiary

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014, 2013 and 2012

8.	FHLB Advances and Lines of Credit

At December 31, 2014, INB had $40 million of unsecured credit lines that were cancelable by the lender at any time. As a member of the Federal Home Loan Bank of New York (FHLB) and the Federal Reserve Bank of New York (FRB), INB can borrow from these institutions on a secured basis. At December 31, 2014, INB had available collateral consisting of investment securities and certain loans that could be pledged to support additional total borrowings of approximately $219 million from the FHLB and FRB, if needed.

The following is a summary of certain information regarding INB’s borrowings in the aggregate:

	At or For the Year Ended December 31,
($ in thousands)	2014	2013	2012
Balance at year end	$—	$—	$—
Maximum amount outstanding at any month end during the year	$—	$—	$13,500
Average outstanding balance for the year	$—	$295	$9,087
Weighted-average interest rate paid for the year	—	0.38%	4.27%

In November 2012, FHLB advances totaling $7.0 million were repaid with cash on hand prior to their stated maturity. A loss of $0.2 million from the early extinguishment of these advances was recorded. This loss represented a prepayment penalty associated with the early retirement of these advances.

9.	Subordinated Debentures - Capital Securities

Capital Securities (commonly referred to as trust preferred securities) outstanding are summarized as follows:

	At December 31, 2014			At December 31, 2013
($ in thousands)	Principal	Accrued Interest Payable	Interest Rate	Principal	Accrued Interest Payable	Interest Rate
Capital Securities II - debentures due September 17, 2033	$15,464	$21	3.19%	$15,464	$275	3.19%
Capital Securities III - debentures due March 17, 2034	15,464	20	3.03%	15,464	261	3.03%
Capital Securities IV - debentures due September 20, 2034	15,464	11	2.65%	15,464	223	2.65%
Capital Securities V - debentures due December 15, 2036	10,310	9	1.89%	10,310	109	1.89%

	$56,702	$61		$56,702	$868

The securities are obligations of IBC’s wholly owned statutory business trusts, Intervest Statutory Trust II, III, IV and V, respectively. Each Trust was formed with a capital contribution from IBC and for the sole purpose of issuing and administering the Capital Securities. The proceeds from the issuance of the Capital Securities together with the capital contribution for each Trust were used to acquire IBC’s Junior Subordinated Debentures (the “Debentures”) that are due concurrently with the Capital Securities. The Capital Securities, net of IBC’s capital contributions of $1.7 million, total $55 million and qualify as regulatory Tier 1 capital up to certain limits. IBC has guaranteed the payment of distributions on, payments on any redemptions of, and any liquidation distribution with respect to the Capital Securities. Issuance costs associated with Capital Securities II, III and IV were capitalized and are being amortized over the contractual life of the securities using the straight-line method. The unamortized balance totaled approximately $0.7 million at December 31, 2014. There were no issuance costs for Capital Securities V.

Interest payments on the Debentures (and the corresponding distributions on the Capital Securities) are payable in arrears as follows:

•	Capital Securities II - quarterly at the rate of 2.95% over 3 month libor;

•	Capital Securities III - quarterly at the rate of 2.79% over 3 month libor;

•	Capital Securities IV- quarterly at the rate of 2.40% over 3 month libor; and

•	Capital Securities V - quarterly at the rate of 1.65% over 3 month libor.

Intervest Bancshares Corporation and Subsidiary

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014, 2013 and 2012

9.	Subordinated Debentures - Capital Securities, Continued

Interest payments may be deferred at any time and from time to time during the term of the Debentures at IBC’s election for up to 20 consecutive quarterly periods, or 5 years, with no limitations on the number of deferral periods. IBC may elect, provided, however, no deferral period may extend beyond the maturity date of the Debentures. During an interest deferral period, interest will continue to accrue on the Debentures and interest on such accrued interest will accrue at an annual rate equal to the interest rate in effect for such deferral period, compounded quarterly from the date such interest would have been payable were it not deferred. At the end of the deferral period, IBC will be obligated to pay all interest then accrued and unpaid. During the deferral period, among other restrictions, IBC and any affiliate cannot, subject to certain exceptions: (i) declare or pay any dividends or distributions on, or redeem, purchase or acquire any capital stock of IBC or its affiliates (other than payment of dividends to IBC); or (ii) make any payment of principal or interest or premium on, or repay, repurchase or redeem any debt securities of IBC or its affiliates that rank pari passu with or junior to the Debentures. All interest payments were current as of December 31, 2014.

The Capital Securities are subject to mandatory redemption as follows: (i) in whole, but not in part, upon repayment of the Debentures at stated maturity or earlier, at the option of IBC, within 90 days following the occurrence and continuation of certain changes in the tax or capital treatment of the Capital Securities, or a change in law such that the statutory trust would be considered an investment company, contemporaneously with the redemption by IBC of the Debentures; and (ii) in whole or in part at any time contemporaneously with the optional redemption by IBC of the Debentures in whole or in part. Any redemption would be subject to the receipt of regulatory approvals.

10.	Stockholders’ Equity and Redemption of Preferred Stock

IBC is authorized to issue up to 62,300,000 shares of its capital stock, consisting of 62,000,000 shares of common stock and 300,000 shares of preferred stock. IBC’s board of directors determines the powers, preferences and rights, and the qualifications, limitations, and restrictions thereof on any series of preferred stock issued.

From December 23, 2008 through June 24, 2013 a total of 25,000 shares of preferred stock were designated as Series A (the “Preferred Stock”) and were owned by the U.S. Department of the Treasury (the “Treasury”). The Preferred Stock was issued to the Treasury by IBC in connection with IBC’s participation in the Capital Purchase Program (the “CPP”) under the Treasury’s Troubled Asset Relief Program (“TARP”), together with a ten-year warrant (the “Warrant”) to purchase 691,882 shares of IBC’s common stock at an exercise price of $5.42 per share. In February 2010, IBC ceased the declaration and payment of dividends on the Preferred Stock as required by IBC’s primary regulator.

On June 6, 2013, the Treasury announced its intent to sell its investment in IBC’s Preferred Stock, along with similar investments the Treasury had made in five other financial institutions, primarily to qualified institutional buyers and certain institutional accredited investors. IBC obtained regulatory approvals allowing it to participate in the auction. Using a modified Dutch auction methodology that established a market price by allowing investors to submit bids at specified increments during the period from June 10 through June 13, 2013, the Treasury auctioned all of IBC’s 25,000 shares of Preferred Stock. IBC was the winning bidder on 6,250 shares of the Preferred Stock and the remaining 18,750 shares were purchased by unrelated third parties. The closing price of the auctioned shares was $970.00 per share.

Intervest Bancshares Corporation and Subsidiary

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014, 2013 and 2012

10.	Stockholders’ Equity and Redemption of Preferred Stock, Continued

On June 24, 2013, IBC completed the repurchase of 6,250 shares of the Preferred Stock from the Treasury and those shares were retired. The shares were repurchased for $6.1 million, plus an additional $1.2 million in accrued and unpaid dividends through June 24, 2013, for a total of $7.3 million.

On August 15, 2013, IBC redeemed the remaining 18,750 shares of the Preferred Stock held by the unrelated third parties for a purchase price equaling the stated liquidation value of $1,000 per share, plus accumulated and unpaid dividends earned through August 15, 2013. The total cost of redeeming these shares was $22.6 million, which included $3.9 million of accrued and unpaid dividends. IBC received all necessary regulatory approvals to complete the redemption.

On September 3, 2014, IBC repurchased the warrant for a purchase price of $2.9 million and cancelled the warrant. The purchase price was recorded as a reduction in IBC’s stockholders’ equity. With the repurchase of the warrant, there are no other investments from IBC’s participation in TARP that remain outstanding.

11.	Asset and Dividend Restrictions

INB is required under FRB regulations to maintain reserves against its transaction accounts. At December 31, 2014 and 2013, balances maintained as reserves were approximately $1.0 million. The FRB pays interest on required and excess reserve balances based on a defined formula.

As a member of the FRB and FHLB, INB must maintain an investment in the capital stock of each entity. At December 31, 2014 and 2013, the total investment aggregated to $7.7 million. At December 31, 2014 and 2013, U.S. government agency security investments with a carrying value of approximately $41 million and $27 million, respectively, were pledged against lines of credit. At December 31, 2014 and 2013, certain mortgage loans totaling approximately $42 million and $71 million, respectively, were also pledged against lines of credit.

The payment of cash dividends by IBC to its common and preferred shareholders and the payment of cash dividends by INB to IBC are subject to various regulatory restrictions, as well as restrictions that may arise from any outstanding indentures and other capital securities. These restrictions take into consideration various factors such as whether there are sufficient net earnings, as defined, liquidity, asset quality, capital adequacy and economic conditions. In 2014, IBC paid cash dividends to common stockholders of $0.15 per share. No cash common dividends were declared or paid in 2013 or 2012. See note 10 for a discussion of cash preferred dividends paid.

12.	Profit Sharing Plans

We have a tax-qualified profit sharing plan for our employees in accordance with the provisions of Section 401(k) of the Internal Revenue Code, whereby our eligible employees meeting certain length-of-service requirements may make tax-deferred contributions up to certain limits. We made discretionary matching contributions of up to 4% of employee compensation, which vest to the employees over a five-year period. Total cash contributions to the plan aggregated to $186,000, $164,000 and $161,000 in 2014, 2013 and 2012, respectively, and were included in the line item “salaries and employee benefits” in the consolidated statements of earnings.

13.	Common Stock Warrant and Equity Incentive Plans

IBC has shareholder-approved incentive plans, the 2006 Long Term Incentive Plan and the 2013 Equity Incentive Plan (together referred to as the “Plans”) under which stock options, restricted stock and other forms of incentive compensation may be awarded from time to time to officers, employees and directors of IBC and its subsidiaries. The maximum number of shares of common stock that may be awarded under the Plans is 2,250,000. At December 31, 2014, 629,203 shares of common stock were available for award under the Plans.

Stock Options and Stock Warrant

There were no stock option awards made in 2014, 2013 or 2012.

Intervest Bancshares Corporation and Subsidiary

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014, 2013 and 2012

13.	Common Stock Warrant and Equity Incentive Plans, Continued

A summary of the activity in IBC’s outstanding common stock warrant and options and related information follows:

	Exercise Price Per Warrant/Option							Wtd-Avg. Exercise Price
($ in thousands, except per share amounts)	$5.42 (1)	$17.10	$7.50	$4.02	$3.00	$2.55	Total
Outstanding at December 31, 2011	691,882	117,840	121,390	70,510	39,900	44,100	1,085,622	$6.62

Forfeited/expired (2)	—	(1,200)	(1,200)	(1,600)	(1,600)	(1,800)	(7,400)	$6.13
Options granted	—	—	—	—	(100)	—	(100)	$3.00

Outstanding at December 31, 2012	691,882	116,640	120,190	68,910	38,200	42,300	1,078,122	$6.63

Forfeited/expired (2)	—	(6,000)	(6,200)	(1,610)	(2,100)	(3,500)	(19,410)	$8.80
Exercised	—	—	—	(9,900)	(3,700)	(3,667)	(17,267)	$3.49

Outstanding at December 31, 2013	691,882	110,640	113,990	57,400	32,400	35,133	1,041,445	$6.64

Repurchased and canceled	(691,882)	—	—	—	—	—	(691,882)	$5.42
Forfeited/expired (2)	—	(900)	(600)	(600)	(900)	(2,000)	(5,000)	$6.02
Options exercised	—	—	(600)	(2,400)	(7,500)	(6,167)	(16,667)	$3.14

Outstanding at December 31, 2014	—	109,740	112,790	54,400	24,000	26,966	327,896	$9.40

Expiration date	—	12/13/17	12/11/18	12/10/19	12/09/20	12/08/21
Vested and exercisable	—	100%	100%	100%	100%	100%	100%
Wtd-avg contractual remaining term (in years)	—	3.0	3.9	4.9	5.9	6.9	4.2
Intrinsic value at December 31, 2014 (3)	—	$—	$288	$328	$169	$202	$987

(1)	This warrant was held by the U.S. Treasury and IBC repurchased it in September 2014 as described in note 10 to the financial statements.
(2)	Represent options forfeited or expired unexercised.
(3)	Intrinsic value was calculated using the closing price of the common stock on December 31, 2014 of $10.05.

Restricted Stock

A summary of selected information regarding restricted common stock awards made under the Plans for the three-year period ended December 31, 2014 follows:

($ in thousands, except per share amounts)	Stock Grant	Stock Grant	Stock Grant	Stock Grant
Grant date of award	1/23/14	12/12/13	1/24/13	1/19/12
Total restricted shares of stock awarded (1)	92,000	135,500	330,700	465,400
Estimated fair value per share awarded (2)	$7.65	$7.21	$4.50	$2.90
Total estimated fair value of award	$704	$977	$1,488	$1,350

Awards scheduled to vest as follows:
January 2013	—	—	—	256,800
January 2014	—	75,417	49,566	133,455
January 2015	30,664	44,917	170,888	75,145
January 2016	30,664	15,166	110,246	—
January 2017	30,672	—	—	—

	92,000	135,500	330,700	465,400

(1)	For 2014, awards were as follows: a total of 12,000 shares to five executive officers and a total of 80,000 shares to eight non-employee directors (vesting in three equal installments, with one third on each of the next three anniversary dates of the grant).

The December 2013 awards were made to five executive officers vesting in five installments over a three-year period. These awards replaced certain awards that were forfeited during 2013 in connection with the requirements of TARP.

The January 2013 awards were made as follows: a total of 182,000 shares to five executive officers (vesting in two installments, with two thirds vesting on the second anniversary of the grant and the remaining one third on the third anniversary of the grant); a total of 80,000 shares to eight non-employee directors and 68,700 shares to other officers and employees (vesting in three equal installments, with one third vesting on each of the first three anniversary dates of the grant).

The January 2012 awards were made as follows: a total of 175,000 shares to five executive officers (vesting in two installments, with two thirds vesting on the second anniversary of the grant and the remaining one third on the third anniversary of the grant); a total of 240,000 shares to six non-employee directors (vesting 100% on the first anniversary of the grant); and a total of 50,400 shares to other officers and employees (vesting in three equal installments, with one third on each of the first three anniversary dates of the grant).

(2)	Fair value of each award was estimated as of the grant date based on the closing market price of the common stock on the grant date.

Intervest Bancshares Corporation and Subsidiary

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014, 2013 and 2012

13.	Common Stock Warrant and Equity Incentive Plans, Continued

A summary of activity in outstanding restricted common stock and related information follows:

	Price Per Share
	$2.35	$2.90	$4.50	$7.21	$7.65	Total
Outstanding at December 31, 2011	318,100	—	—	—	—	318,100

Shares granted	—	465,400	—	—	—	465,400
Shares forfeited	(600)	(600)	—	—	—	(1,200)

Outstanding at December 31, 2012	317,500	464,800	—	—	—	782,300

Shares vested and no longer restricted	(264,150)	(256,600)	—	—	—	(520,750)
Shares granted	—	—	330,700	135,500	—	466,200
Shares forfeited	(53,350)	(49,883)	(51,200)	—	—	(154,433)

Outstanding at December 31, 2013	—	158,317	279,500	135,500	—	573,317

Shares vested and no longer restricted	—	(101,035)	(47,664)	(75,417)	—	(224,116)
Shares granted	—	—	—	—	92,000	92,000
Shares forfeited	—	(1,000)	(4,200)	—	—	(5,200)

Outstanding at December 31, 2014 (1) (2)	—	56,282	227,636	60,083	92,000	436,001

(1)	All outstanding shares of restricted common stock at December 31, 2014 were unvested and subject to forfeiture.

Shares issued at $2.90 will vest on January 19, 2015.

Shares issued at $4.50 will vest as follows: 136,564 on January 24, 2015 and 91,072 on January 24, 2016.

Shares issued at $7.21 will vest as follows: 14,584 on January 19, 2015; 30,333 on January 24, 2015; and 15,166 on January 24, 2016.

Shares issued at $7.65 will vest as follows: 30,664 on January 23, 2015; 30,664 on January 23, 2016; 30,672 on January 23, 2017.

(2)	Vesting is subject to the grantee’s continued employment with us or, in the case of non-employee directors, the grantee’s continued service as our director on the vesting dates. All of the awards are subject to accelerated vesting upon the death or disability of the grantee or upon a change in control of IBC, as defined in the restricted stock agreements. The record holder of IBC’s restricted shares of common stock possesses all the rights of a holder of our common stock, including the right to receive dividends on and to vote the restricted shares. The restricted shares may not be sold, transferred, pledged, assigned, encumbered, or otherwise alienated or hypothecated until they become fully vested and transferable in accordance with the agreements.

Stock Appreciations Rights

On January 23, 2014, Cash-Settled Stock Appreciation Rights (or “SARs”) were awarded to five executive officers in the total amount of 78,000 shares. The SARs have an exercise price of $7.65 per share, a contractual term of 5 years from the date of grant, upon which they expire, and they vest in three equal installments on the first, second and third anniversaries of the grant date. The SARs are exercisable for thirty days after the holder terminates service to our Company, unless such termination is due to the holder’s death or disability, in which case the SARs are exercisable for one year after termination. The SARs give the executive the right to receive upon exercise, an amount payable in cash equal to the number of shares subject to the SAR that is being exercised multiplied by the excess of (a) the fair market value of a share of our common stock on the date the SAR is exercised, over (b) the exercise price specified in the SAR award agreement, which in the case of this award is $7.65. The estimated fair value of each SAR on the date of grant was $2.28, or a total estimated fair value of $178,000 as calculated using the Black-Scholes option pricing model with the following assumptions used as inputs into the model: expected dividend yield of 1.75%; expected stock volatility of 45%; risk-free interest rate of 0.98% and an expected term of 3.5 years.

Stock Compensation Expense and Excess Income Tax Benefit

Stock-based compensation expense is recognized on a straight-line basis over the vesting period of the awards and totaled $1.3 million, $0.8 million and $1.2 million in 2014, 2013 and 2012, respectively. As required by GAAP, stock-based compensation expense is recorded as an expense and a corresponding increase to our stockholders’ equity as additional paid-in capital. At December 31, 2014, pre-tax compensation expense related to all nonvested awards of options and restricted stock not yet recognized totaled $1.5 million and such amount is expected to be recognized in the future over a weighted-average period of approximately 1.5 years.

Intervest Bancshares Corporation and Subsidiary

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014, 2013 and 2012

13.	Common Stock Warrant and Equity Incentive Plans, Continued

Our income taxes payable for 2014 was reduced by the excess income tax benefit associated with the vesting of restricted common stock awards and the exercise of stock option awards (calculated as the difference between the fair market value of the stock at the vesting date versus the grant date in the case of stock awards and the difference between the fair market value of the stock at the exercise date versus the exercise price per share in the case of options, multiplied by our effective income tax rate). The net tax benefit amounted to $0.3 million and is required to be recorded as an increase to our paid-in capital. There was no such tax benefit for 2012 and 2011.

14.	Income Taxes

We file a consolidated federal income tax return and combined state and city income tax returns in New York. INB files a state income tax return in Florida. All returns are filed on a calendar year basis. Our income tax returns that have been filed and are no longer subject to examination by taxing authorities are for years prior to 2011.

Our Federal returns for 2008, 2009 and 2010 were audited by the Internal Revenue Service, which audit was completed in 2013 and no adjustments were proposed. Our New York State returns for 2010, 2011 and 2012 were audited by New York State Finance Department. The audit was completed in 2014 and a refund of approximately $0.1 million was received by IBC as a result.

Allocation of our federal, state and local income tax expense between current and deferred portions is as follows:

($ in thousands)	Current	Deferred	Total
Year Ended December 31, 2014:
Federal	$7,237	$4,2714	$11,511
State and Local	1,293	1,395	2,688

	$8,530	$5,669	$14,199

Year Ended December 31, 2013:
Federal	$420	$9,130	$9,550
State and Local	339	1,766	2,105

	$759	$10,896	$11,655

Year Ended December 31, 2012:
Federal	$370	$7,751	$8,121
State and Local	335	1,851	2,186

	$705	$9,602	$10,307

The components of the deferred tax expense are as follows:

	For the Year Ended December 31,
($ in thousands)	2014	2013	2012
NOL and AMT credit carryforwards	$3,061	$7,353	$8,084
Allowances for loan losses and real estate losses	1,692	1,597	1,315
Capitalized real estate expenses and nonaccrual interest	886	36	1,011
Impairment writedowns on investment securities	—	1,857	(282)
Deferred compensation and benefits	(28)	285	(355)
Depreciation	57	(234)	(166)
Deferred income	1	2	(5)

	$5,669	$10,896	$9,602

The tax effects of the temporary differences that give rise to the deferred tax asset are as follows:

	At December 31,
($ in thousands)	2014	2013
NOL and AMT credit carryforwards	$—	$3,061
Allowances for loan losses and real estate losses	11,122	12,814
Capitalized real estate expenses and nonaccrual interest	266	1,152
Unrealized losses on securities available for sale	438	24
Deferred compensation and benefits	880	852
Depreciation	397	454
Deferred income	4	5

Total deferred tax asset	$13,107	$18,362

Intervest Bancshares Corporation and Subsidiary

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014, 2013 and 2012

14.	Income Taxes, Continued

Our deferred tax asset in the table above arises from to the unrealized benefit for net temporary differences between the financial statement carrying amounts of our existing assets and liabilities and their respective tax bases that will result in future income tax deductions as well as any unused net operating loss carryforwards (NOLs) and Federal AMT credit carry forwards, all of which can be applied against and reduce our future taxable income and tax liabilities.

We have determined that a valuation allowance for our deferred tax asset was not required at any time during the reporting periods in this report because we believe that it is more likely than not that the asset will be fully realized. This conclusion is based on our taxable earnings history and our future projections of taxable income which indicate that we will be able to generate an adequate amount of future taxable income over a reasonable period of time to fully utilize the deferred tax asset.

The reconciliation between the statutory federal income tax rate and our effective income tax rate is as follows:

	For the Year Ended December 31,
	2014	2013	2012
Federal statutory income tax rate	35.0%	35.0%	35.0%
Increase resulting from:
State and local income tax rate, net of federal benefit	7.6	7.8	9.4
All other	2.0	1.8	1.4

Effective Income Tax Rate	44.6%	44.6%	45.8%

As a Delaware corporation not earning income in Delaware, IBC is exempt from Delaware corporate income tax but is required to file an annual report with and pay an annual franchise tax to the State of Delaware. The tax is imposed as a percentage of the capital base of IBC and is reported in the line item “All other” in the noninterest expense section of our statements of earnings. Total annual franchise tax expense was $0.2 million in 2014, 2013 and 2012.

15.	Earnings Per Common Share

Net earnings available to common stockholders and the weighted-average number of shares used for basic and diluted earnings per common share computations are summarized in the table that follows:

	For the Year Ended December 31,
	2014	2013	2012
Basic Earnings Per Common Share:
Net earnings available to common stockholders	$17,675,000	$13,437,000	$10,421,000
Weighted-Average number of common shares outstanding	22,016,021	21,894,030	21,566,009

Basic Earnings Per Common Share	$0.80	$0.61	$0.48

Diluted Earnings Per Common Share:
Net earnings available to common stockholders	$17,675,000	$13,437,000	$10,421,000
Weighted-Average number of common shares outstanding:
Common shares outstanding	22,016,021	21,894,030	21,566,009
Potential dilutive shares resulting from exercise of warrants /options (1)	214,809	99,596	2,187

Total average number of common shares outstanding used for dilution	22,230,830	21,993,626	21,568,196

Diluted Earnings Per Common Share	$0.80	$0.61	$0.48

(1)	All outstanding options/warrants to purchase shares of our common stock were considered for the Diluted EPS computations and only those that were dilutive (as determined by using the treasury stock method prescribed by GAAP) were included in the diluted earnings per share computations above. In 2014, 2013 and 2012, 109,740, 224,630 and 997,622 of options/warrants to purchase common stock, respectively, were not dilutive because the exercise price per share of each option/warrant was above the average market price of our common stock during these periods.

16.	Contingencies

We are periodically a party to or otherwise involved in legal proceedings arising in the normal course of business, such as foreclosure proceedings. Based on review and consultation with our legal counsel, we do not believe that there is any pending or threatened proceeding against us, which, if determined adversely, would have a material effect on our business, results of operations, financial position or liquidity, other than litigation discussed below related to our merger with Ozarks, discussed in note 1.

Intervest Bancshares Corporation and Subsidiary

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2013, 2012 and 2011

16.	Contingencies, Continued

On August 7, 2014, a putative class action complaint, captioned Greentech Research LLC v. Callen, et al., was filed in the Supreme Court of the State of New York for New York County, by an entity purporting to be a stockholder of Intervest. On August 19, 2014, a putative class action complaint, captioned Sonnenberg v. Intervest Bancshares Corp., et al., was filed in the Supreme Court of the State of New York for New York County, by an entity purporting to be a stockholder of Intervest. Each of the complaints alleges that the directors of Intervest breached their fiduciary duties to Intervest’s stockholders in connection with the merger by approving a transaction pursuant to an allegedly inadequate process that undervalues Intervest and includes preclusive deal protection provisions; and that Intervest and Bank of the Ozarks, Inc. (“Ozarks”) allegedly aided and abetted the Intervest directors in breaching their duties to Intervest’s stockholders.

The complaints seek, on behalf of the putative class of all public stockholders of Intervest, court certification of the respective plaintiffs as class representatives and that such proceedings may proceed as stockholder class actions, and various remedies, including enjoining the merger from being consummated in accordance with its agreed-upon terms, rescission or an award of rescissory damages in the event that the merger is consummated, an accounting by the defendants to the plaintiff class for all damages caused by the defendants, recovery of plaintiffs’ costs and attorneys’ and experts’ fees relating to the lawsuit, and such further relief as the court deems just and proper. On October 14, 2014, the plaintiff in the Greentech action filed an amended complaint alleging, among other things, inadequacy of the disclosures contained in a preliminary version of the proxy statement/prospectus included in a registration statement on Form S-4 filed by Ozarks on September 29, 2014.

Pursuant to a stipulation among the parties in both actions and an order of the court, the Sonnenberg action was voluntarily dismissed without prejudice on November 17, 2014 and a second amended complaint in the Greentech action was filed on November 18, 2014, including the Sonnenberg plaintiff as an additional putative class representative. After certain preliminary discovery conducted in the Greentech action, the parties, after negotiation between their respective counsel, reached an agreement in principle to settle all claims of the plaintiffs and the proposed class in the Greentech action. The agreement in principle was memorialized in a memorandum of understanding signed by counsel for plaintiffs, plaintiff class and all defendants on November 18, 2014, which agreement is expected to be confirmed in a Settlement Agreement. The settlement is conditioned upon, among other things, approval of the settlement by the court and closing of the merger after its approval by the Intervest stockholders. While the defendants deny the allegations in the complaint and believe them to be without merit, they have agreed to the terms of the settlement to avoid the costs and disruptions of any further litigation and to permit timely closing of the merger.

Pursuant to the terms of the settlement: (i) Intervest and Ozarks, without in any way admitting liability or conceding the allegations of the complaints, agreed to make certain changes to the disclosure in the Form S-4, as reflected in the final proxy statement/prospectus filed on December 8, 2014, and agreed to bear certain expenses in connection with notice to the class in relation to the proposed settlement; and (ii) plaintiffs have agreed to move the court for certification of the proposed class and approval of the parties’ settlement and have agreed that, upon such approval, plaintiffs and plaintiff class would release all defendants from all claims asserted in the Greentech action. In connection with these motions, plaintiffs’ class counsel will also petition the court to award them attorneys’ fees and expenses, which fees and expenses as ordered by the court will be paid by Intervest or its successor. The parties have also agreed, pending final approval of the settlement, to stay and not pursue any further proceedings in the Greentech action, other than proceedings related to seeking approval of the settlement. There can be no assurance that the settlement between the parties will be approved by the court. Absent court approval of the settlement, the defendants intend to defend themselves vigorously against the plaintiffs’ claims.

The complaints seek court certification of the respective plaintiffs as class representatives and that such proceedings may proceed as stockholder class actions, and various remedies, including enjoining the merger from being consummated in accordance with its agreed-upon terms, rescission or an award of rescissory damages in the event that the merger is consummated, an accounting by the defendants to the plaintiff class for all damages caused by the defendants, recovery of plaintiffs’ costs and attorneys’ and experts’ fees relating to the lawsuit, and such further relief as the court deems just and proper.

Intervest Bancshares Corporation and Subsidiary

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014, 2013 and 2012

16.	Contingencies, Continued

The individual plaintiffs and the defendants have stipulated to the court that the two actions, as well as any further actions brought in the same court, should be consolidated for further proceedings in the same court in order to minimize expense and promote a more efficient proceeding. On October 14, 2014, the plaintiff in the GreenTech Action filed an amended complaint alleging, among other things, inadequacy of the disclosures contained in the proxy statement/prospectus included in the Registration Statement on Form S-4 filed by Ozarks on September 29, 2014. The defendants named in these lawsuits, including Intervest, deny the allegations in the complaints and intend to vigorously defend against these lawsuits. No liability or reserve has been recognized in our consolidated balance sheet at December 31, 2014 with respect to the above matters.

17.	Off-Balance Sheet Financial Instruments

INB is party to financial instruments with off-balance sheet risk in the normal course of its business to meet the financing needs of its customers. These instruments can be in the form of commitments to extend credit, unused lines of credit and standby letters of credit, and may involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in our financial statements. Our maximum exposure to credit risk is represented by the contractual amount of those instruments. Commitments to extend credit are agreements to lend funds to a customer as long as there is no violation of any condition established in the contract. Such commitments generally have fixed expiration dates or other termination clauses and normally require payment of fees to INB. Since some of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. We evaluate each customer’s creditworthiness on a case-by-case basis. Standby letters of credit are conditional commitments issued by INB to guarantee the performance of its customer to a third party. The credit risk involved in the underwriting of letters of credit is essentially the same as that involved in originating loans. INB had no standby letters of credit outstanding at December 31, 2014 or 2013.

The contractual amounts of off-balance sheet financial instruments are as follows:

	At December 31,
($ in thousands)	2014	2013
Commitments to extend credit	$3,580	$19,386
Unused lines of credit	781	877

	$4,361	$20,263

18.	Regulatory Capital and Regulatory Matters

General. IBC is subject to regulation, examination and supervision by the FRB. INB is subject to regulation, examination and supervision by the Federal Deposit Insurance Corporation (“FDIC”) and the Office of the Comptroller of the Currency (“OCC”). Both IBC and INB are subject to various minimum regulatory capital requirements. Failure to comply with these requirements can initiate mandatory and discretionary actions by the aforementioned regulators that, if undertaken, could have a material adverse effect on our financial condition, results of operations and business. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, we must meet specific capital guidelines that involve quantitative measures of our assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. These capital amounts are also subject to qualitative judgement by the regulators about components, risk weighting and other factors. Quantitative measures established by the regulations to ensure capital adequacy require us to maintain minimum amounts and ratios of total Tier 1 capital to risk-weighted assets, total Tier 1 capital to average assets and total regulatory capital to risk weighted assets, as defined by the regulations. On March 7, 2014, the Federal Reserve Bank of New York (the “FRB”) terminated a written agreement between IBC and the FRB that had been in effect since January 14, 2011.

Capital Ratios. We believe that both IBC and INB met all capital adequacy requirements to which they were subject. As of the date of filing of this report, we are not aware of any conditions or events that would have changed the status of such compliance with regulatory capital requirements from December 31, 2014.

Intervest Bancshares Corporation and Subsidiary

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014, 2013 and 2012

18.	Regulatory Capital and Regulatory Matters, Continued

Information regarding our regulatory capital and related ratios is summarized as follows:

	INB		IBC Consolidated
	At December 31,		At December 31,
($ in thousands)	2014	2013	2014	2013
Tier 1 capital (1)	$258,114	$240,918	$265,127	$245,191
Tier 2 capital	14,992	15,479	15,027	15,517

Total risk-based capital (2)	$273,106	$256,397	$280,154	$260,708

Net risk-weighted assets for regulatory purposes	$1,189,201	$1,225,936	$1,191,953	$1,228,994
Average assets for regulatory purposes	$1,487,243	$1,581,713	$1,494,865	$1,586,416

Total capital to risk-weighted assets	22.97%	20.91%	23.50%	21.21%
Tier 1 capital to risk-weighted assets	21.70%	19.65%	22.24%	19.95%
Tier 1 capital to average assets	17.36%	15.23%	17.74%	15.46%

(1)	IBC’s consolidated Tier 1 capital at both dates included $55 million of IBC’s outstanding qualifying trust preferred securities.

The table that follows presents information regarding our actual capital and minimum capital requirements.

	Actual Capital		Minimum Under Prompt Corrective Action Provisions		Minimum To Be “Well Capitalized” Under Prompt Corrective Action Provisions		Minimum Under Agreement With OCC
($ in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
IBC Consolidated at December 31, 2014:
Total capital to risk-weighted assets (1)	$280,154	23.50%	$95,356	8.00%	NA	NA	NA	NA
Tier 1 capital to risk-weighted assets (1)	$265,127	22.24%	$47,678	4.00%	NA	NA	NA	NA
Tier 1 capital to average assets (1)	$265,127	17.74%	$59,795	4.00%	NA	NA	NA	NA
IBC Consolidated at December 31, 2013:
Total capital to risk-weighted assets	$260,708	21.21%	$98,320	8.00%	NA	NA	NA	NA
Tier 1 capital to risk-weighted assets	$245,191	19.95%	$49,160	4.00%	NA	NA	NA	NA
Tier 1 capital to average assets	$245,191	15.46%	$63,457	4.00%	NA	NA	NA	NA
INB at December 31, 2014:
Total capital to risk-weighted assets	$273,106	22.97%	$95,136	8.00%	$118,920	10.00%	NA	NA
Tier 1 capital to risk-weighted assets	$258,114	21.70%	$47,568	4.00%	$71,352	6.00%	NA	NA
Tier 1 capital to average assets	$258,114	17.36%	$59,490	4.00%	$74,362	5.00%	NA	NA
INB at December 31, 2013:
Total capital to risk-weighted assets	$256,397	20.91%	$98,075	8.00%	$122,594	10.00%	NA	NA
Tier 1 capital to risk-weighted assets	$240,918	19.65%	$49,037	4.00%	$73,556	6.00%	NA	NA
Tier 1 capital to average assets	$240,918	15.23%	$63,269	4.00%	$79,086	5.00%	NA	NA

(1)	Assuming IBC had excluded all of its eligible outstanding trust preferred securities (which totaled $55 million) from its Tier 1 capital and included the entire amount in its Tier 2 capital, consolidated proforma capital ratios at December 31, 2014 would have been 23.50%, 17.63% and 14.06%, respectively.

The table that follows presents additional information regarding our capital adequacy at December 31, 2014.

	INB Regulatory Capital			Consolidated Regulatory Capital
($ in thousands)	Actual	Required (1)	Excess	Actual	Required	Excess
Total capital to risk-weighted assets	$273,106	$118,920	$154,186	$280,154	$95,356	$184,798
Tier 1 capital to risk-weighted assets	$258,114	$71,352	$186,762	$265,127	$47,678	$217,449
Tier 1 capital to average assets	$258,114	$74,362	$183,752	$265,127	$59,795	$205,332

(1)	Minimum amount required to be considered “Well-Capitalized.”

19.	Fair Value Measurements

We use fair value measurements to record fair value adjustments to certain of our assets and to determine our fair value disclosures contained in this report. At December 31, 2014 and 2013, we had no liabilities recorded at fair value and $205 million and $1.0 million of assets, respectively (comprised of securities available for sale) recorded at fair value on a recurring basis. From time to time, we are required to record at fair value other assets on a non-recurring basis, such as impaired loans and securities and real estate we own through foreclosure. These fair value adjustments generally involve the application of lower-of-cost-or-market accounting or writedowns of individual assets. All of our assets measured at fair value on a nonrecurring basis in this report used Level 3 inputs in the fair value measurements.

Intervest Bancshares Corporation and Subsidiary

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014, 2013 and 2012

19.	Fair Value Measurements, Continued

In accordance with GAAP, we group the fair value measurements of our assets and liabilities into three levels, based on the markets in which the assets are traded and the reliability of the assumptions used to determine fair value, as follows:

Level 1 – Fair value is based upon quoted prices for identical instruments traded in active markets. This level has the highest level of reliability;

Level 2 – Fair value is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active and model-based valuation techniques for which all significant assumptions are observable in the market; and

Level 3 – Fair Value is generated from model-based techniques that use significant assumptions that generally are not observable in the marketplace. The assumptions used therein reflect our estimates of the assumptions that market participants would use in pricing the asset or liability, and cannot be assured that they would be identical. Valuation techniques for Level 3 include the use of discounted cash flow models. The fair value results obtained through the use of Level 3 valuation techniques cannot be determined with precision. Moreover, any of the fair value estimates disclosed in this report may not be realized in an actual sale or immediate settlement of the asset or liability.

Available-for-sale securities at December 31, 2014 measured at fair value on a recurring basis are summarized below:

($ in thousands)	Estimated Fair Value	Level 1	Level 2
U.S. government agencies	$145,790	$—	$145,790
Residential mortgage-backed	57,504	—	57,504
State and municipal	527	—	527
Mutual fund investment	1,011	1,011	—

	$204,832	$1,011	$203,821

The following tables provide information regarding our assets measured at fair value on a nonrecurring basis.

	Outstanding Carrying Value
	At December 31,
	2014	2013
($ in thousands)	Level 3	Level 3
Impaired loans (1) :
Commercial real estate	$49,892	$52,407
Multifamily	838	3,128
Land	1,485	1,625

Total impaired loans	52,215	57,160
Foreclosed real estate	2,350	10,669

	Accumulated Losses on
	Outstanding Balance		Total Losses (Gains) (2)
	At December 31,		For the Year Ended December 31,
($ in thousands)	2014	2013	2014	2013	2012
Impaired loans:
Commercial real estate	$7,319	$10,294	$(2,975)	$2,053	$1,038
Multifamily	251	598	(347)	(966)	(364)
Land	151	500	(349)	(21)	(488)

Total impaired loans	7,721	11,392	(3,671)	1,066	186
Impaired securities	—	—	—	(517)	582
Foreclosed real estate	690	2,017	97	142	4,161

(1)	Outstanding carrying value excludes a specific valuation allowance included in the overall allowance for loan losses. See notes 3 and 4 to the financial statements.
(2)	Represents total losses or (gains) recognized on all assets measured at fair value on a nonrecurring basis during the period indicated. The losses or (gains) for impaired loans represent the change (before net chargeoffs) during the period in the corresponding specific valuation allowance, while the losses (gains) for foreclosed real estate represent writedowns in carrying values subsequent to foreclosure (recorded as provisions for real estate losses) adjusted for any recoveries of prior write downs and (gains) or losses from the transfer/sale of properties during the period. The (gains) losses on securities represent the total of other than temporary impairment charges and net gains from sales, which are recorded as components of noninterest income. See note 2 to the financial statements in this report.

Intervest Bancshares Corporation and Subsidiary

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014, 2013 and 2012

19.	Fair Value Measurements, Continued

The following table presents information regarding the change in assets measured at fair value on a nonrecurring basis for the three-year period ended December 31, 2014.

	Impaired	Impaired	Foreclosed
($ in thousands)	Securities	Loans	Real Estate
Balance at December 31, 2011	$4,378	$66,269	$28,278

Net new impaired loans	—	19,875	—
Principal repayments/sales	(75)	(12,330)	(12,883)
Chargeoffs	—	(3,152)	—
Transferred to foreclosed real estate	—	(4,689)	4,689
Other than temporary impairment writedowns	(582)	—	—
Writedowns of carrying value subsequent to foreclosure	—	—	(4,068)
Loss on sales	—	—	(93)

Balance at December 31, 2012	$3,721	$65,973	$15,923

Net new impaired loans	—	16,122	—
Principal repayments/sales	(4,238)	(19,957)	(8,152)
Chargeoffs	—	(1,938)	—
Transferred to foreclosed real estate	—	(3,040)	3,040
Other than temporary impairment writedowns	(964)	—	—
Writedowns of carrying value subsequent to foreclosure	—	—	(1,105)
Gain on sales	1,481	—	963

Balance at December 31, 2013	$—	$57,160	$10,669

Net new impaired loans	—	3,466	—
Principal repayments/sales	—	(7,926)	(8,222)
Chargeoffs	—	(485)	—
Writedowns of carrying value subsequent to foreclosure	—	—	(300)
Gain on sales	—	—	203

Balance at December 31, 2014	$—	$52,215	$2,350

We are required to disclose the estimated fair value of each class of our financial instruments for which it is practicable to estimate, which values are shown in the table that follows on the next page. The fair value of a financial instrument is the current estimated amount that would be exchanged between willing parties, other than in a forced liquidation. The fair value estimates are made at a specific point in time based on available information. A significant portion of our financial instruments, such as our mortgage loans, do not have an active marketplace in which they can be readily sold or purchased to determine fair value.

Consequently, fair value estimates for such instruments are based on assumptions made by us that include the instrument’s credit risk characteristics and future estimated cash flows and prevailing interest rates. As a result, these fair value estimates are subjective in nature, involve uncertainties and matters of significant judgment and therefore, cannot be determined with precision. Accordingly, changes in any of our assumptions could cause the fair value estimates to deviate substantially. Fair value estimates included in the table are based on existing on- and off-balance-sheet financial instruments without attempting to estimate the value of anticipated future business and the fair value of assets that are not required to be recorded or disclosed at fair value, like our premises and equipment. Accordingly, the aggregate fair value amounts presented in the table that follows may not necessarily represent the underlying fair value of our Company. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates presented in the table.

Intervest Bancshares Corporation and Subsidiary

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014, 2013 and 2012

19.	Fair Value Measurements, Continued

The carrying and estimated fair values of our financial instruments are as follows:

	At December 31, 2014		At December 31, 2013
($ in thousands)	Carrying Value	Fair Value	Carrying Value	Fair Value
Financial Assets:
Cash and cash equivalents (1)	$112,749	$112,749	$24,700	$24,700
Time deposits with banks (1)	3,395	3,395	5,370	5,370
Securities available for sale, net (2)	204,832	204,832	965	965
Securities held to maturity, net (2)	—	—	383,937	378,507
FRB and FHLB stock (3)	7,723	7,723	8,244	8,244
Loans receivable, net (3)	1,107,864	1,117,406	1,099,689	1,100,858
Accrued interest receivable (3)	4,409	4,409	4,861	4,861
Loan fees receivable (3)	1,987	1,585	2,298	1,808

Total Financial Assets	$1,442,959	$1,452,099	$1,530,064	$1,525,313

Financial Liabilities:
Deposits (3)	$1,170,576	$1,190,947	$1,282,232	$1,294,690
Borrowed funds plus accrued interest payable (3)	56,763	56,590	57,570	57,260
Accrued interest payable on deposits (3)	1,052	1,052	1,508	1,508
Commitments to lend (3)	65	65	408	408

Total Financial Liabilities	$1,228,456	$1,248,654	$1,341,718	$1,353,866

Net Financial Assets	$214,503	$203,445	$188,346	$171,447

(1)	We consider these fair value measurements to be Level 1.
(2)	We consider these fair value measurements to be Level 2, except for $1.0 million (which is considered Level 1).
(3)	We consider these fair value measurements to be Level 3.

The following methods and assumptions were used to estimate the fair value of financial instruments.

Cash and Cash Equivalents and Time Deposits with Banks - Carrying value approximated estimated fair value because of the relatively short time between the origination of the instrument and its expected realization.

Securities - Except for investments in corporate securities, the estimated fair value for our securities held to maturity and available for sale was obtained from third-party brokers who provided quoted prices derived from active markets for identical or similar securities. The estimated fair value of our corporate security investments, which did not have an active trading market, were obtained from a third-party pricing service, which used a complex valuation model that factored in numerous assumptions and data, including anticipated discounts related to illiquid trading markets, and credit and interest rate risk. The estimated fair value of our investments in FRB and FHLB stock approximated carrying value since the securities were redeemable at cost.

Loans Receivable - The estimated fair value of non-impaired loans was based on a discounted cash flow analysis using discount rates which we believe a third party would require as a reasonable rate of return for loans in our portfolio with similar terms and credit quality. The estimated fair value of impaired loans was approximated to be their net carrying value, net of any specific reserve, as of the dates indicated.

We can make no assurance that our perception and quantification of the factors we used in determining the estimated fair value of our loans, including our estimate of perceived credit risk, would be viewed in the same manner as that of a potential investor. Therefore, changes in any of our assumptions could cause the fair value estimates of our loans to deviate substantially.

Deposits - The estimated fair value of deposits with no stated maturity, such as savings, money market, checking and noninterest-bearing demand deposit accounts approximated carrying value since these deposits are payable on demand. The estimated fair value of certificates of deposit (CDs) was based on a discounted cash flow analysis using a discount rate estimated from comparison to interest rates offered by INB as of the dates indicated for CDs with similar remaining maturities. We can make no assurance that this discount rate would be the same used by a potential purchaser. Therefore, any changes in the discount rate could cause their fair value to deviate substantially.

Intervest Bancshares Corporation and Subsidiary

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014, 2013 and 2012

19.	Fair Value Measurements, Continued

Borrowed Funds and Accrued Interest Payable - The estimated fair value of borrowed funds and related accrued interest payable was based on a discounted cash flow analysis. The discount rate used in the present value computation was estimated by comparison to what we believe to be our incremental borrowing rate for similar arrangements.

All Other Financial Assets and Liabilities - The estimated fair value of accrued interest receivable and accrued interest payable on deposits approximated their carrying values since these instruments have a relatively short time before they are realized or satisfied as the case may be. The estimated fair value of loan fees receivable is based on a discounted cash flow analysis using the same discount rate that was used to value non-impaired loans. The carrying amounts of commitments to lend approximated estimated fair value. Estimated fair value was based on fees charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counter party’s credit standing.

20.	Holding Company Financial Information

The following IBC (parent company only) condensed financial information should be read in conjunction with the other notes to the consolidated financial statements in this report.

Condensed Balance Sheets

	At December 31,
($ in thousands)	2014	2013
ASSETS
Cash and due from banks	$536	$319
Short-term investments	4,004	2,241

Total cash and cash equivalents	4,540	2,560
Loans receivable (net of allowance for loan losses of $50)	1,742	1,777
Investment in consolidated subsidiaries	257,558	240,918
Investment in unconsolidated subsidiaries - Intervest Statutory Trusts	1,702	1,702
Deferred income tax asset	170	6,800
Deferred debenture offering costs, net of amortization	705	742
All other assets	180	220

Total assets	$266,597	$254,719

LIABILITIES and STOCKHOLDERS’ EQUITY
Debentures payable - capital securities	$56,702	$56,702
Accrued interest payable on debentures	61	868
All other liabilities	263	158

Total liabilities	57,026	57,728

Total stockholders’ equity	209,571	196,991

Total liabilities and stockholders’ equity	$266,597	$254,719

Condensed Statements of Earnings

	For the Year Ended December 31,
($ in thousands)	2014	2013	2012
Interest income	$114	$129	$264
Interest expense	1,578	1,679	1,848

Net interest expense	(1,464)	(1,550)	(1,584)
Noninterest income	2	5	5
Noninterest expenses	2,294	745	773

Loss before credit for income taxes	(3,756)	(2,290)	(2,352)
Credit for income taxes	1,327	1,052	1,080

Net loss before earnings of subsidiary	(2,429)	(1,238)	(1,272)
Equity in earnings of Intervest National Bank	20,104	15,732	13,494

Consolidated net earnings	17,675	14,494	12,222
Preferred stock dividend requirements and discount amortization (1)	—	1,057	1,801

Consolidated net earnings available to common stockholders	$17,675	$13,437	$10,421

(1)	Represents dividend requirements on preferred stock and amortization of related preferred stock discount.

Intervest Bancshares Corporation and Subsidiary

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2014, 2013 and 2012

20.	Holding Company Financial Information, Continued

Condensed Statements of Cash Flows

	For the Year Ended December 31,
($ in thousands)	2014	2013	2012
OPERATING ACTIVITIES
Consolidated net earnings	$17,675	$14,494	$12,222
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Equity in undistributed earnings of subsidiary	(15,592)	(15,732)	(13,494)
Cash dividends from subsidiary	4,512	31,000	—
(Decrease) increase in accrued interest payable on debentures	(807)	(5,360)	1,867
All other, net change	1,820	(1,460)	(1,116)

Net cash provided by (used in) operating activities	7,608	22,942	(521)

INVESTING ACTIVITIES
Net decrease in loans receivable	38	981	45
Purchase of premises and equipment, net	154	(154)	—

Net cash provided by investing activities	192	827	45

FINANCING ACTIVITIES
Net (decrease) increase in mortgage escrow funds payable	(4)	(84)	44
Redemption of preferred stock	—	(24,813)	—
Dividends paid to preferred stockholders	—	(5,068)	—
Repurchase of common stock warrant from U.S. Treasury	(2,892)	—	—
Dividends paid to common stockholders	(3,304)	—	—
Proceeds from issuance of common stock upon exercise of options	53	61	—
Excess tax benefit from exercise of options and vesting of restricted stock	327	579	—

Net cash (used in) provided by financing activities	(5,820)	(29,325)	44

Net increase (decrease) in cash and cash equivalents	1,980	(5,556)	(432)
Cash and cash equivalents at beginning of year	2,560	8,116	8,548

Cash and cash equivalents at end of year	$4,540	$2,560	$8,116

SUPPLEMENTAL DISCLOSURES
Cash paid for interest	$2,348	$7,002	$—
Cash paid for (received from refunds of) income taxes, net	(7,788)	—	—
Subsidiary’s compensation expense related to equity awards	1,335	823	1,194
Preferred dividend requirements and amortization of preferred stock discount	—	1,057	1,801
Subsidiary’s net change in unrealized loss on securities available for sale	(542)	—	—